Exhibit 10.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

UNITED STATIONERS SUPPLY CO.

(“Buyer”)

SW ACQUISTION CORP. (“Merger Sub”)

CPO COMMERCE, INC.

(“Company”)

CERTAIN SECURITIES HOLDERS OF COMPANY

(“Principal Holders”)

and

CAPSTAR CAPITAL, LLC,

as Representative of the Holders of Company Securities

(“Representative”)

dated

May 28, 2014

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SCHEDULES

Schedule A	Principal Holders
Schedule B	Working Capital Methodology
Schedule 4.24	Specified Contracts
Schedule 6.1	Conduct of Business
Schedule 7.7(a)	Termination of Certain Company Employee Plans
Schedule 9.2(f)	Termination of Certain Agreements

EXHIBITS

Exhibit A	Form of SMH Guaranty
Exhibit B	Form of Stockholder Consent
Exhibit C-1	Form of Transmittal Letter (Company Stock and Company Warrants)
Exhibit C-2	Form of Transmittal Letter (Company Options)
Exhibit D	Form of Contribution Agreement
Exhibit E	Form of Stockholder Notice
Exhibit F	Form of Restrictive Covenant Agreement
Exhibit G	Form of Paying Agent Agreement

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of May 28, 2014, by and among United Stationers Supply Co., an Illinois corporation (“Buyer”), SW Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Buyer (“Merger Sub”), CPO Commerce, Inc., a Delaware corporation (“Company” (which term shall include Company and its Subsidiaries taken as a whole unless the context otherwise requires)), the holders of Company Securities listed on Schedule A (the “Principal Holders”), and Capstar Capital, LLC, as representative of the holders of Company Securities (“Representative”).

RECITALS

A. Company is engaged in the online marketing, merchandising and sale of new, closeout, discontinued, excess and refurbished home improvement equipment and products, tools, appliances, outdoor equipment, electronics, pumps, truck boxes, home goods, and engine powered equipment and, in connection therewith and incidental thereto, opportunistic business-to-business sales of such merchandise (the “Business”).

B. Buyer and the boards of directors of Merger Sub and Company deem it advisable and in the best interests of each corporation and their respective stockholders that Buyer acquire Company.

C. The acquisition of Company will be effected through a merger (the “Merger”) of Merger Sub with and into Company in accordance with the terms of this Agreement and the Delaware General Corporation Law (the “DGCL”), as a result of which Company will become a wholly owned subsidiary of Buyer.

D. Concurrently with the execution of this Agreement, the SMH Guarantors are executing and delivering a Guaranty (the form of which is attached as Exhibit A), pursuant to which the SMH Guarantors are guaranteeing all of the obligations of SMH CPO Commerce, LLC hereunder, on the terms and conditions set forth therein (the “SMH Guaranty”).

E. Immediately following the execution and delivery of this Agreement, the Principal Holders and certain other stockholders of Company, collectively representing a majority of the issued and outstanding shares of Company Common Stock on an as converted basis, are expected to execute and deliver a written consent (the form of which is attached as Exhibit B) approving the adoption of this Agreement and the consummation of the Merger and the other transactions hereunder as required by the applicable provisions of the DGCL and the Certificate of Incorporation and Bylaws of Company (the “Stockholder Consent”).

F. Certain capitalized terms used in this Agreement are defined in Section 13.1.

In consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the parties agree as follows, intending to create a contract under seal:

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ARTICLE I

THE MERGER

Section 1.1 Effective Time of the Merger. Buyer and Company will jointly prepare, and at the Closing Company shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed by Company in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or upon such later time and date as Buyer and Company may mutually determine and set forth in the Certificate of Merger (the “Effective Time”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. Central time (a) on May 30, 2014, (b) if the Closing cannot take place on such date because all of the conditions set forth in ARTICLE IX shall not have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), on the second Business Day following the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or (c) at such other date and time as Buyer and Company may mutually agree. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing shall be held at the principal executive offices of Buyer in Deerfield, Illinois, unless another place is agreed to by Buyer and Company; provided that, to the extent Buyer and Company so agree, documents may be delivered and exchanged at the Closing by PDF, facsimile, or other electronic means.

Section 1.3 Effects of the Merger. At the Effective Time, (a) Merger Sub will be merged with and into Company, the separate existence of Merger Sub will cease, and Company shall continue as the surviving corporation resulting from the merger (Company following the Merger is sometimes referred to herein as “Surviving Corporation”), (b) the certificate of incorporation of Surviving Corporation shall be amended and restated in its entirety so that it is identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that all references to the name of Merger Sub therein will be changed to refer to the name of Company and (c) the Bylaws of Surviving Corporation shall be amended and restated in their entirety so that they are identical to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to the name of Merger Sub therein will be changed to refer to the name of Company. Further, the Merger will have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of Company and Merger Sub shall be vested in Company as the Surviving Corporation, and all of the debts, liabilities, obligations and duties of Company and Merger Sub shall become or remain, as the case may be, the debts, liabilities, obligations and duties of Company as the Surviving Corporation.

Section 1.4 Directors and Officers of Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time will be the initial directors and officers of Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of Surviving Corporation.

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Section 1.5 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving Corporation with full right, title, and possession to all assets, properties, rights, privileges, powers, and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take all such lawful and necessary action.

ARTICLE II

EFFECT OF THE MERGER ON COMPANY SECURITIES

Section 2.1 Merger Consideration.

(a) The maximum aggregate consideration to be paid by Buyer and Merger Sub in the Merger shall be an amount in cash (without interest) equal to $30.0 million, plus (i) the Closing Cash, plus (ii) the Working Capital Excess (if any), minus (iii) the Working Capital Deficiency (if any), minus (iv) the aggregate amount of the Closing Indebtedness, minus (v) the aggregate amount of the Closing Date Transaction Expenses, minus (vi) the aggregate amount of the Change in Control Payments plus (vii) the amount of the Earn-Out Payment (if any) (as so adjusted, without duplication of any item, the “Merger Consideration”).

(b) The allocation of the Merger Consideration (including the Closing Merger Consideration, any Holder Adjustment Amount, any Representative Fund Remainder, and any Earn-out Payment) among the Holders shall be determined by Company and the Representative in accordance with Applicable Law, the Company’s Certificate of Incorporation, and the terms of the Company Securities and shall be set forth on the Allocation Certificate as provided in Section 2.7(a) (as the same may be revised in accordance with Section 2.8(f)), and none of Buyer, Merger Sub or Surviving Corporation shall have any responsibility or liability for such allocation among the Holders.

Section 2.2 Company Stock.

(a) Conversion of Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, Company, or their respective equity holders:

(i) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, $0.001 par value per share, of Surviving Corporation.

(ii) Conversion of Preferred Stock. Each share of Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares to be cancelled in accordance with Section 2.2(a)(iv)) shall be canceled and extinguished and shall be converted into the right to receive, upon satisfaction of the conditions in Section 2.5, a cash amount (without interest) equal to (i) the Preferred Stock Closing Per Share Merger

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Consideration, (ii) a ratable portion (as set forth on the Allocation Certificate) of any Holder Adjustment Amount payable under Section 2.9(d), (iii) a ratable portion (as set forth on the Allocation Certificate) of any Representative Fund Remainder payable under Section 2.7(f) and (iv) a ratable portion (as set forth on the Allocation Certificate) of any Earn-Out Payment payable under Section 2.10 (collectively, the “Preferred Stock Per Share Merger Consideration”).

(iii) Conversion of Common Stock. Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares to be cancelled in accordance with Section 2.2(a)(iv)) shall be canceled and extinguished and shall be converted into the right to receive, upon satisfaction of the conditions in Section 2.5, a cash amount (without interest) equal to (i) the Common Stock Closing Per Share Merger Consideration, (ii) a ratable portion (as set forth on the Allocation Certificate) of any Holder Adjustment Amount payable under Section 2.9(d), (iii) a ratable portion (as set forth on the Allocation Certificate) of any Representative Fund Remainder payable under Section 2.7(f) and (iv) a ratable portion (as set forth on the Allocation Certificate) of any Earn-Out Payment payable under Section 2.10 (collectively, the “Common Stock Per Share Merger Consideration”).

(iv) Cancellation of Treasury Stock. All shares of Company Stock that are owned by Company or by any wholly owned subsidiary of Company immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) Accelerated Vesting of Restricted Stock. Prior to the Effective Time, Company’s board of directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions to, and Company shall take all other actions necessary and appropriate to, provide that all restricted stock awards of Company Common Stock outstanding immediately prior to the Effective Time shall automatically become fully vested and free of any forfeiture restrictions at the Effective Time. The holders of such shares of Company Common Stock shall be treated in the Merger on the same terms and conditions as all other holders of unrestricted Company Common Stock.

Section 2.3 Company Options.

(a) Prior to the Effective Time, Company’s board of directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions to, and Company shall take all other actions necessary and appropriate to, provide that, immediately prior to the Effective Time, each Company Option outstanding immediately prior to the Effective Time shall be accelerated and automatically become fully vested.

(b) At the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time shall be cancelled and, in exchange therefor, each holder thereof shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash (subject to the terms

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of this Agreement, including Section 2.5, Section 2.9, Section 2.10 and ARTICLE XI) of an amount equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Option, and (ii) the excess, if any, of the Common Stock Per Share Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Option (such amounts payable hereunder, the “Option Payments”), without interest thereon and less any applicable withholdings and payable in accordance with the Allocation Certificate and the terms of this Agreement. From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payment as set forth herein. No holder of a Company Option that has an exercise price per share of Company Common Stock that is equal to or greater than the Common Stock Per Share Merger Consideration shall be entitled to any payment with respect to such cancelled Company Option before, on, or after the Effective Time. Holders of Company Options shall be given the opportunity to exercise their Company Options, effective immediately prior to the Effective Time and conditioned upon the consummation of the Merger, and thereby to receive the Common Stock Per Share Merger Consideration pursuant to Section 2.2(a)(iii) for each share of Company Common Stock issued upon exercise of such exercised Company Options. For accounting purposes, the cancellation of Company Options and the entitlement of the Holders of Company Options to the Option Payments pursuant to this Section 2.3(b) shall be deemed to accrue as of immediately prior to the Effective Time.

(c) Company shall take all actions necessary or appropriate to ensure that, as of the Effective Time, (i) the Company Stock Plans shall terminate, and no further Company Options or other rights with respect to Company Securities shall be granted thereunder, and (ii) no holder of Company Options shall have any rights to acquire, or other rights in respect of, the capital stock of Company, except the rights contemplated by Section 2.3(b) hereof. Company, prior to Closing, will make any appropriate accruals for Taxes (including withholding) relating to the Closing Option Payments.

(d) Each Principal Holder acknowledges and agrees to this Section 2.3, and in particular each Principal Holder holding a Company Option (a) acknowledges that the right to receive an Option Payment pursuant to this Section 2.3 shall constitute full satisfaction of Company’s obligations under such Company Option and the Company Stock Plans, (b) waives the right to receive any notice in connection with the Merger or this Agreement under such Company Option and the Company Stock Plan or Plans under which such Company Option was issued, and (c) agrees that from and after the Effective Time, such Company Option shall be terminated and of no further force or effect.

Section 2.4 Company Warrants. At the Effective Time, by virtue of the Merger and without any further action on the part of Buyer, Merger Sub, or Company, each Company Warrant that is outstanding immediately prior to the Effective Time shall be accelerated and automatically become fully vested, cancelled and, in exchange therefor, each holder thereof shall be entitled to receive, in consideration of the cancellation of such Company Warrant and in settlement therefor, a payment in cash (subject to the terms of this Agreement, including Section 2.5, Section 2.9, Section 2.10 and ARTICLE XI) of an amount equal to the product of (i) the total number of shares of Company Preferred Stock subject to such Company Warrant, and

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(ii) the excess, if any, of the Preferred Stock Per Share Merger Consideration over the exercise price per share of Company Preferred Stock subject to such Company Warrant (such amounts payable hereunder, the “Warrant Payments”), without interest thereon and less any applicable withholdings and payable in accordance with the Allocation Certificate and the terms of this Agreement. From and after the Effective Time, any such cancelled Company Warrant shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Warrant Payment. No holder of a Company Warrant that has an exercise price per share of Company Preferred Stock that is equal to or greater than the Preferred Stock Per Share Merger Consideration shall be entitled to any payment with respect to such cancelled Company Warrant before, on, or after the Effective Time. Each Principal Holder acknowledges and agrees to this Section 2.4, and in particular each Principal Holder holding a Company Warrant (a) acknowledges that the right to receive a Warrant Payment pursuant to this Section 2.4 shall constitute full satisfaction of Company’s obligations under the Company Warrant, (b) waives the right to receive any notice in connection with the Merger or this Agreement under such Company Warrant, including section 3.2, section 3.4 and section 6 thereof and (c) agrees that from and after the Effective Time, such Company Warrant shall be terminated and of no further force or effect.

Section 2.5 Exchange Fund; Option Payments. The procedures for exchanging outstanding shares of Company Securities for the Merger Consideration pursuant to the Merger are as follows:

(a) Paying Agent. At or prior to the Effective Time, Buyer shall deposit with SunTrust Bank or another bank or trust company mutually acceptable to Buyer and Company (the “Paying Agent”), for the benefit of the Holders, for payment through the Paying Agent in accordance with this Section 2.5, cash in the amount set forth in Section 2.8(e)(vi) (the “Exchange Fund”). Any other amounts delivered to the Paying Agent for the benefit of the Holders pursuant to this Agreement, including, without limitation, any Holdback Adjustment Amount, Representative Fund Remainder or Earn-out Payment, shall, at the election of the Representative, be deposited in the Exchange Fund and held and disbursed in accordance with the terms of this Section 2.5.

(b) Exchange Procedure for Company Securities.

(i) Promptly (and in any event within two Business Days) after the Effective Time, Buyer shall instruct the Paying Agent to mail a letter of transmittal in the appropriate form attached as Exhibit C-1 or Exhibit C-2 hereto (each, a “Transmittal Letter”) to each Holder (other than (x) Holders who have previously delivered properly completed Transmittal Letters along with all Stock Certificates and Book Entry Shares owned by such Holders and (y) Holders of unexercised Company Options only) at such Holder’s address as set forth on the Allocation Certificate. The Transmittal Letter shall, among other things, (A) provide instructions for effecting the surrender of any stock certificate (each, a “Stock Certificate”), book-entry share (each, a “Book-Entry Share”) or warrant certificate (each, a “Warrant Certificate”) that immediately prior to the Effective Time represented shares of Company Stock or Company Warrants in exchange for the applicable Merger Consideration payable with respect thereto, (B) require the Holders to confirm the appointment of the Representative as representative of the Holders hereunder, and (C) require the Holders to agree to the obligations set forth in ARTICLE XI.

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(ii) Upon surrender of a Stock Certificate, Book-Entry Shares or Warrant Certificate for cancellation to the Paying Agent, together with a duly completed Transmittal Letter, the Paying Agent shall pay the applicable Holder in exchange therefor cash in an amount equal to that portion of the Merger Consideration that such Holder has the right to receive pursuant to the provisions of this ARTICLE II and the Allocation Certificate in respect of all Company Stock and Company Warrants held by such Holder, and the Stock Certificates, Book-Entry Shares and Warrant Certificates so surrendered shall immediately be cancelled. Amounts payable to Holders with respect to shares of Company Stock or Company Warrants shall be paid by the Paying Agent out of the Exchange Fund in accordance with the Allocation Certificate by check or wire transfer in accordance with the instructions provided by the Holders (A) with respect to the portion of the Closing Merger Consideration payable to such Holders, within five (5) Business Days (but in no event prior to the Effective Time) after satisfaction by the applicable Stockholder of the conditions in this Section 2.5, including completion of a Transmittal Letter, and (B) with respect to all other amounts payable with respect to shares of Company Stock or Company Warrants pursuant to this Agreement, promptly after such amounts are received by the Paying Agent (provided that the conditions in clause (A) have been satisfied).

(iii) The portion of the Option Payments payable to the holders of Company Options pursuant to Section 2.3 at Closing (i.e., other than with respect to any Holder Adjustment Amount, Representative Fund Remainder or Earn-out Payment) (the “Closing Option Payments”) shall be paid through Company’s payroll systems and procedures (and subject to withholding for applicable Taxes) as soon as practicable following the effectiveness of the Merger, in accordance with the Allocation Certificate, and following receipt by Company (or the Paying Agent, if so directed by Company) of such documentation as shall be reasonably requested by Company (or the Paying Agent), including a Transmittal Letter. Arrangements for payment of the Closing Option Payments shall be made by Company prior to the Closing. All other amounts payable to the Holders of Company Options pursuant to this Agreement shall be payable, at the election of Company, either by (A) the Paying Agent, promptly after such amounts are received by the Paying Agent, by check or wire transfer in accordance with the instructions provided by the Holders of Company Options or (B) Company through Company’s payroll systems and procedures as soon as reasonably practical following receipt of such amounts by Company (provided in each case that the conditions in the preceding sentence have been satisfied).

(iv) In the event of a transfer of ownership of Company Stock or Company Warrants that is not registered in the transfer records of Company, the applicable Merger Consideration payable with respect thereto may be paid to a person other than the person in whose name the Stock Certificate, Book-Entry

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Shares or Warrant Certificates so surrendered is registered, if presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.

(v) Until surrendered as contemplated by this Section 2.5, each Stock Certificate, Book-Entry Share or Warrant Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon (and only upon) the surrender of such Stock Certificate, Book-Entry Share or Warrant Certificate, together with a properly completed Transmittal Letter, a portion of the Merger Consideration as contemplated by this Section 2.5, or with respect to Stock Certificates or Book-Entry Shares representing Dissenting Shares, such rights as are granted under Section 262 of the DGCL.

(c) No Further Ownership Rights in Company Securities. Payment of the Merger Consideration in accordance with this Agreement is made in satisfaction of all rights pertaining to shares of Company Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of Surviving Corporation of the shares of Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates, Book-Entry Shares or Warrant Certificates are presented to Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this ARTICLE II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the Holders for one (1) year after the Effective Time shall be delivered by the Paying Agent to Buyer, upon demand, and any Holder who has not previously complied with this Section 2.5 shall be entitled to receive only from Buyer payment of its claim for the Merger Consideration as provided in this ARTICLE II.

(e) Withholding Rights. Each of the Paying Agent, Buyer, Merger Sub and Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Tax Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Paying Agent, Buyer, Merger Sub, or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, Buyer, Merger Sub or Surviving Corporation, as the case may be, made such deduction and withholding.

(f) Escheat. None of Buyer, Surviving Corporation or the Paying Agent shall be liable to any Holder with respect to any funds delivered to a public official pursuant to any applicable abandoned-property, escheat, or similar law.

(g) Lost Certificates. If any Stock Certificate or Warrant Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, or destroyed (including customary indemnification terms), the Paying Agent shall issue in exchange for such lost, stolen, or destroyed Stock Certificate or Warrant Certificate that portion of the Merger Consideration then deliverable in respect thereof pursuant to this Agreement.

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Section 2.6 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Stock held by a holder who has not voted for, or executed a written consent in favor of, approval of this Agreement and who has made a proper demand for payment and appraisal of such shares of Company Stock in accordance with Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses or withdraws such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive the Merger Consideration otherwise payable with respect to such shares in accordance with Section 2.2, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares lose their status as such (through failure to perfect, voluntary withdrawal, or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 2.2 and subject to Section 2.7, without interest thereon, upon surrender of the Stock Certificate or Book-Entry Shares formerly representing such shares and a duly completed Transmittal Letter.

(c) Company shall give Buyer: (i) prompt notice of any written demand for payment and appraisal received by Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand, and any other demand, notice, or instrument delivered to Company prior to the Effective Time pursuant to the DGCL that relates to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice, or instrument. Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice, or instrument unless Buyer shall have given its written consent to such payment or settlement offer or such payment or settlement is otherwise required by the DGCL. Each holder of Dissenting Shares who, pursuant to the provisions of Section 262 of the DGCL, becomes entitled to payment of the value of the Dissenting Shares will receive payment therefor after the value therefor has been agreed upon or finally determined pursuant to such provisions, and any Merger Consideration that would have been payable with respect to such Dissenting Shares will be retained by Buyer.

Section 2.7 Representative, Representative Fund.

(a) The parties agree and acknowledge that the Representative is executing this Agreement solely for the purpose of agreeing to the provisions of this Section 2.7 (provided, that, after the Closing, the Representative shall be entitled to enforce all of the provisions of this Agreement on behalf of the Holders).

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(b) The Holders (by virtue of the approval and adoption of this Agreement, their execution and delivery of the Transmittal Letters and/or execution of this Agreement (in each case as applicable)) (i) agree to the terms and conditions of that certain Contribution Agreement, to be entered in by and among the Holders and Representative in connection with the consummation of the transactions contemplated hereby, substantially in the form of Exhibit D (the “Contribution Agreement”), (ii) irrevocably nominate, constitute and appoint Representative as the agent and true and lawful attorney-in-fact of the Holders, with full power of substitution, to act in the name, place and stead of the Holders for purposes of executing, delivering, acknowledging, certifying, filing, modifying, amending or waiving any and all documents and taking any actions that Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with or arising out of this Agreement and its performance of its duties hereunder and thereunder and (iii) grant Representative such powers and authority as are necessary to carry out the functions assigned to it hereunder (provided, however, that Representative shall have no obligation to act on behalf of the Holders except as expressly provided herein), including the full power, authority, and discretion to (A) take all action necessary to consummate the transactions contemplated hereby; (B) receive the Representative Payment; (C) allocate (in accordance with this ARTICLE II) and pay over any proceeds received directly or indirectly on behalf of any Holder, including from the Representative Fund, or pursuant to Section 2.10; (D) contest, negotiate, compromise, and settle any claims by Buyer against the Holders or by the Holders against Buyer or pursuant to this Agreement (including pursuant to ARTICLE XI or Section 2.9); (E) give and receive all notices required or permitted to be given under this Agreement and the Contribution Agreement, (F) take any and all additional action as is contemplated to be taken by or on behalf of the Holders by the terms of this Agreement and the Contribution Agreement; (G) subject to the limitations in Section 10.4, to agree to, negotiate and enter into amendments to this Agreement and any other documents contemplated by this Agreement and (H) in each case, execute and deliver any documents, instruments, certificates, or agreements that may be necessary, appropriate, or advisable in connection therewith. A Holder will be deemed a party or a signatory to the Contribution Agreement and any document, instrument, certificate, or agreement that Representative signs on behalf of such Holder. The Representative may take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of any of the foregoing, including retaining counsel, accountants, appraisers and other advisers, all for the account of the Holders, the Holders agreeing to be fully bound by the acts, decisions and agreements of the Representative taken and done pursuant to the authority granted in this Section 2.7. Notices and communications to or from the Representative shall constitute notice to or from the Holders.

(c) Representative may resign at any time, and Representative may be removed by the vote of Persons which collectively owned more than fifty percent (50%) of the Company Stock outstanding immediately prior to the Closing (the “Majority Holders”). In the event a Representative has resigned or been removed, a new Representative shall be appointed by a vote of the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Representative. Any successor Representative must agree to be bound by the terms of this Agreement and the Contribution Agreement applicable to Representative and will thereupon become Representative for purposes of this Agreement and the Contribution Agreement.

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(d) All decisions and actions by Representative, including any agreement between Representative and Buyer relating to the defense or settlement of any claims for which the Holders may be required to indemnify, or pay to, Buyer pursuant to ARTICLE XI or Section 2.9, shall be binding upon all of the Holders, and no Holder shall have the right to object, dissent, protest, or otherwise contest the same.

(e) Except in the event of Representative’s fraud, gross negligence, or willful misconduct, Representative shall not have any liability to any of the parties hereto or the Holders for any act done or omitted hereunder as Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

(f) At Closing, Representative will receive, from the Merger Consideration, the Representative Payment as a non-exclusive fund for the payment of (i) all costs and expenses incurred by or on behalf of Representative in its capacity as such (including all costs and expenses incurred in connection with any dispute or claim related to the transactions hereby) and (ii) any Damages or other payments for which any Joint Indemnification Holder is jointly and severally liable pursuant to Section 11.7(a), including (A) payment of any portion of the Final Adjustment Amount required to be paid by the Holders pursuant to clause (ii)(B) of Section 2.9(d) and (B) the indemnification obligations of the Holders set forth in Section 11.1 (the “Representative Fund”). Representative shall administer the Representative Fund in accordance with the terms of this Agreement and the Contribution Agreement. At such time that Representative believes, in its sole discretion, that no such additional fees, expenses or payments will be incurred, Representative will deposit the remaining balance of the Representative Fund (the “Representative Fund Remainder”) with the Paying Agent for distribution thereof to the Holders or otherwise provide for distribution to the Holders (in accordance with this ARTICLE II). The Representative Fund shall be held by the Representative as agent and for the benefit of the Holders in a segregated client account. The Holders shall not be entitled to receive interest or other earnings on the Representative Fund. For the avoidance of doubt, none of Buyer, Merger Sub or Surviving Corporation shall have access to, or any responsibility or liability for the Representative’s use or administration of, the Representative Fund, nor shall the Representative Fund be deemed to limit the rights of Buyer, Merger Sub or the Surviving Corporation under this Agreement.

(g) The Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Representative. The Holders, severally in proportion to their respective Pro Rata Share, and not jointly, shall indemnify and save and hold harmless the Representative and its partners, members, stockholders, Affiliates, directors, officers, fiduciaries, employees and agents from any Damages incurred by such parties based upon or arising out of any act, whether of omission or commission, of the Representative pursuant to the authority granted in this Section 2.7, including any

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additional fees and expenses it incurs beyond the Representative Payment, in each case as such Damages are incurred or suffered. If not paid directly to the Representative by the Holders, any such Damages may be recovered by the Representative from the Representative Fund or any other payment payable to the Holders hereunder.

(h) Without limiting Section 2.7(i), in no event may the Representative amend this Agreement or any other document contemplated by this Agreement or executed in connection with this Agreement to (i) create any personal liability of a Holder under this Agreement or under any such other document to the extent not already contemplated by this Agreement or (ii) take any action that would adversely and disproportionately affect one group of Holders under this Agreement in a manner different than the other Holders without the consent of such adversely affected Holders; provided, however, that the Representative shall be entitled to amend the Allocation Certificate in accordance with Section 2.8(f).

(i) The Holders (by virtue of the approval and adoption of this Agreement, their execution and delivery of the Transmittal Letters and/or execution of this Agreement (in each case as applicable)) each agree, in addition to the foregoing, that:

(i) Buyer shall be entitled to rely conclusively on the instructions and decisions of Representative as to the settlement of any claims for indemnification or payment by Buyer pursuant to ARTICLE XI, Section 2.8(f) or Section 2.9, or any other actions required or permitted to be taken by Representative hereunder, and no Holder shall have any cause of action against Buyer or its Affiliates for any action taken by Buyer in reliance upon the instructions or decisions of Representative.

(ii) All actions, decisions and instructions of Representative shall be conclusive and binding upon all of the Holders, and no Holder shall have any cause of action against Representative for any action taken, decision made, or instruction given by Representative under this Agreement, except for fraud, gross negligence, or willful misconduct by Representative in connection with the matters described in this Section 2.7.

(iii) The provisions of this Section 2.7 are independent and severable, are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that any Holder may have in connection with the transactions contemplated by this Agreement.

(iv) The provisions of this Section 2.7 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees, and successors of each Holder, and any references in this Agreement and the Contribution Agreement to a Holder shall mean and include the successors to the rights of the Holders hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution, or otherwise.

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Section 2.8 Allocation Certificate; Closing Payments.

(a) “Closing Merger Consideration” shall mean an amount equal to $30.0 million, plus (i) the Estimated Closing Cash, plus (ii) the Estimated Working Capital Excess (if any), minus (iii) the Estimated Working Capital Deficiency (if any), minus (iv) the Estimated Closing Indebtedness, minus (v) the Estimated Closing Date Transaction Expenses, minus (vi) the Estimated Change in Control Payments, minus (vii) the Holdback Amount, minus (viii) the Representative Payment.

(b) At least two Business Days prior to the Closing Date, Company will deliver to Buyer a certificate (the “Closing Certificate”), signed by Representative and the Chief Executive Officer of Company, setting forth Company’s good faith estimate, in each case as of the Closing Date, of:

(i) an unaudited balance sheet (the “Estimated Closing Date Balance Sheet”) of Company as of the Closing Date, which Estimated Closing Date Balance Sheet shall (A) be substantially in the form of the illustrative balance sheet included as part of Schedule B (the “Illustrative Balance Sheet”), (B) reflect the adjustments contemplated by Schedule B (the principles underlying such adjustments, the “Balance Sheet Principles”), and (C) subject to the Balance Sheet Principles, be prepared in accordance with GAAP (except for the absence of footnotes) on a basis consistent with and utilizing the same principles, practices, and policies as those used in preparing the Company Balance Sheet;

(ii) the Closing Cash, as derived from the Estimated Closing Date Balance Sheet (such amount, the “Estimated Closing Cash”);

(iii) the Closing Working Capital and the resulting Working Capital Excess or Working Capital Deficiency, as applicable, in each case as derived from the Estimated Closing Date Balance Sheet (as applicable, the “Estimated Working Capital Excess” or “Estimated Working Capital Deficiency”);

(iv) the aggregate Closing Date Transaction Expenses (the “Estimated Closing Date Transaction Expenses”), together with a description and the amount of each element thereof, and, to the extent applicable, the wire instructions for each person or entity to whom such Closing Date Transaction Expenses are due and payable on or after the Closing Date;

(v) an itemized description and the amount of each element of the Closing Indebtedness (the “Estimated Closing Indebtedness”), and, to the extent applicable, the wire instructions for each person or entity to whom Closing Indebtedness is due and payable on or after the Closing Date;

(vi) the aggregate Change in Control Payments (the “Estimated Change in Control Payments”), together with a description and the amount of each element thereof, and, to the extent applicable, the wire instructions for each person or entity to whom a Change in Control Payment is due and payable on or after the Closing Date; and

(vii) the resulting calculation of the Closing Merger Consideration.

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(c) At least two Business Days prior to the Closing Date, Company will deliver to Buyer a certificate (the “Allocation Certificate”), signed by Representative and the Chief Executive Officer of Company, setting forth each of the following:

(i) the number of shares of Preferred Stock, the number of shares of Common Stock, the number of Company Options, and the number of Company Warrants;

(ii) based on the calculation of the Closing Merger Consideration, the aggregate Closing Option Payments, the portion of the aggregate Warrant Payments payable at Closing, the Preferred Stock Per Share Closing Merger Consideration, the Common Stock Per Share Closing Merger Consideration, the amount of each Closing Option Payment and the amount of the Warrant Payment payable at Closing for each Company Warrant;

(iii) the identity and mailing address of each Holder and the number and type of Company Securities held by each such Holder;

(iv) the amount of the Closing Merger Consideration to be paid to each Holder; and

(v) the Pro Rata Share of each Holder.

(d) Company will provide Buyer access to all supporting workpapers used in the preparation of the Closing Certificate and the Allocation Certificate upon Buyer’s request. The Allocation Certificate, as revised pursuant to Section 2.8(f), shall be deemed the definitive calculation of the portion of the Closing Merger Consideration and the Merger Consideration payable to each Holder in connection with the Merger and the disbursement thereof.

(e) At the Closing, Buyer shall, or shall cause Merger Sub to, by wire transfer of immediately available funds:

(i) pay all amounts due in satisfaction of the Closing Indebtedness to the holders thereof, as set forth on the Closing Certificate;

(ii) pay all amounts due in satisfaction of the Closing Date Transaction Expenses to the persons or entities owed such amounts, as set forth on the Closing Certificate;

(iii) pay all amounts due in satisfaction of any Change in Control Payments to the persons or entities owed such amounts, as set forth on the Closing Certificate;

(iv) deposit the Representative Payment with the Representative as contemplated by Section 2.7(f) hereof;

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(v) deposit the Closing Option Payments with Company; and

(vi) deposit with the Paying Agent, for the benefit of the Holders, an amount equal to the Closing Merger Consideration minus Closing Option Payments.

(f) The Representative may amend the Allocation Certificate from time to time, including, without limitation, in connection with the payment to the Holders of the Closing Merger Consideration, any Holder Adjustment Amount, any Representative Fund Remainder and any Earn-out Payment, in each case to the extent applicable, solely to ensure that payments of the Merger Consideration (and all components thereof) are paid to the Holders in accordance with Applicable Law, the Company’s Certificate of Incorporation and the terms of the Company Securities. The Allocation Certificate, as so amended, shall remain subject to Section 11.1(e), and no such amendment to the Allocation Certificate shall create any obligation of Buyer or Surviving Corporation with respect to payments made prior to the date such amended Allocation Certificate is delivered to them in accordance with this Agreement or relieve the Holders of any liability they may have under Section 11.1(e). In connection with any amendment of the Allocation Certificate, the Representative shall provide notification in accordance with the Paying Agent Agreement of any revised payment provisions.

Section 2.9 Merger Consideration Adjustment.

(a) Within 60 days after the Closing Date, Buyer will deliver to Representative (i) an unaudited balance sheet (the “Closing Date Balance Sheet”) of Company as of the Closing, substantially in the form of the Illustrative Balance Sheet and prepared in accordance with the Balance Sheet Principles and, subject to the Balance Sheet Principles, GAAP (except for the absence of footnotes) and on a basis consistent with and utilizing the same principles, practices, and policies as those used in preparing the Company Balance Sheet and (ii) a written statement setting forth in reasonable detail its determination of the actual Closing Cash, Working Capital Excess (if any), Working Capital Deficiency (if any), Closing Indebtedness, Closing Date Transaction Expenses and Change in Control Payments, in each case, as of the Closing, and the resulting calculation of the Merger Consideration (less the Holdback Amount, Representative Payment and Earn-out Payment) (the “Final Closing Merger Consideration”).

(b) If Representative disagrees with the calculation of the Final Closing Merger Consideration, Representative shall, within 30 days after receipt of the Closing Date Balance Sheet, deliver a notice (an “Objection Notice”) to Buyer setting forth Representative’s calculation of the amount of the Final Closing Merger Consideration. If requested by Representative, Buyer shall provide to Representative copies of all relevant documentation used in its calculation, if any. If Representative does not deliver the Objection Notice to Buyer within 30 days after receipt by Representative of the Closing Date Balance Sheet, the Final Closing Merger Consideration as calculated by Buyer will be conclusively presumed to be true and correct in all respects and will be final and binding upon the parties.

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(c) Representative and Buyer will use their respective commercially reasonable efforts to resolve any disagreements as to the computation of the Final Closing Merger Consideration, but if they do not obtain a final resolution within 60 days after Buyer’s receipt of the Objection Notice, then all amounts remaining in dispute shall be submitted to the Neutral Auditor; provided, however, to the extent agreed upon by Representative and Buyer, the 60-day period set forth in the immediately preceding sentence may be extended. Buyer and Representative will direct the Neutral Auditor to render a determination within 45 days of its retention and Buyer and Representative will cooperate with the Neutral Auditor during its engagement. The Neutral Auditor will consider only those items and amounts set forth in the Objection Notice which Buyer and Representative are unable to resolve; provided that each of Buyer and Representative shall be entitled to make a presentation to the Neutral Auditor regarding the items and amounts that they are unable to resolve and neither Buyer nor Representative will meet separately with the Neutral Auditor. In making its determination, the Neutral Auditor shall (i) be bound by the terms and conditions of this Agreement, including the definition of Final Closing Merger Consideration and the components thereof, the Illustrative Balance Sheet, the Balance Sheet Principles, the example methodology for calculating Closing Working Capital as set forth on Schedule B, and the terms of this Section 2.9, and (ii) not assign any value with respect to a disputed amount that is greater than the highest value for such amount claimed by either Representative or Buyer or that is less than the lowest value for such amount claimed by either Representative or Buyer. The determination of the Neutral Auditor will be conclusive and binding. Representative shall pay a portion of the fees and expenses of the Neutral Auditor equal to 100% multiplied by a fraction, the numerator of which is the amount of disputed amounts submitted to the Neutral Auditor that are resolved in favor of Buyer (that being the difference between the Neutral Auditor’s determination and Representative’s determination) and the denominator of which is the total amount of disputed amounts submitted to the Neutral Auditor (that being the sum total by which Buyer’s determination and Representative’s determination differ from the determination of the Neutral Auditor). Buyer shall pay that portion of the fees and expenses of the Neutral Auditor that Representative is not required to pay under this Section 2.9.

(d) The “Final Adjustment Amount” shall be an amount equal to the Closing Merger Consideration less the finally determined Final Closing Merger Consideration. Within three Business Days following the final determination of the Final Closing Merger Consideration, (i) if the Final Adjustment Amount is positive and less than or equal to the Holdback Amount, (A) a portion of the Holdback Amount equal to the Final Adjustment Amount shall be retained by Buyer and (B) Buyer shall pay the remainder, if any, of the Holdback Amount to Holders; (ii) if the Final Adjustment Amount is positive and is greater than the Holdback Amount, (A) the entire Holdback Amount shall be retained by Buyer and (B) Holders shall (in accordance with and subject to Section 11.7) promptly pay Buyer an amount equal to the excess of the Final Adjustment Amount over the Holdback Amount, or (iii) if the Final Adjustment Amount is negative or zero, Buyer shall deposit the absolute value of the Final Adjustment Amount plus the Holdback Amount with the Paying Agent for distribution to the Holders (in accordance with this ARTICLE II). Any amounts payable to the Holders pursuant to clauses (i) or (iii) are referred to herein, in the aggregate, as the “Holder Adjustment Amount.”

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Section 2.10 Earn Out Payment.

(a) For purposes of this Agreement, the following terms have the meanings given them below:

(i) “Achievement Percentage” means, for any Earn-Out Period, the quotient of (A) Sales Revenue for such period divided by (B) the Performance Objective for such period, stated as a percentage.

(ii) “Earn-Out Amount” means, for any Earn-Out Period, (A) if the Achievement Percentage for such Earn-Out Period is equal to or greater than 100%, an amount equal to the Period Target Amount, (B) if the Achievement Percentage for such Earn-Out Period is at least 90% but less than 100%, an amount equal to (1) a fraction, the numerator of which is the amount by which Sales Revenue exceeded 90% of the Performance Objective for such Earn-Out Period and the denominator of which is 10% of the applicable Performance Objective, multiplied by (2) the Period Target Amount; and (C) if the Achievement Percentage for such Earn-Out Period is less than 90%, zero (no Earn-Out Payment shall be made for such Earn-Out Period).

(iii) “Earn-Out Payment” means the sum of the Earn-Out Amounts for each Earn-Out Period, subject to any set-off pursuant Section 11.6. For the avoidance of doubt, in no event will the Earn-Out Payment exceed the Target Amount.

(iv) “Earn-Out Period” means each of (A) the one-year period ending on the first anniversary of the Closing Date (the “First Earn-Out Period”), (B) the two-year period ending on the second anniversary of the Closing Date (the “Second Earn-Out Period”) and (C) the three-year period ending on the third anniversary of the Closing Date (the “Third Earn-Out Period”).

(v) “Sales Revenue” means, with respect to any Earn-Out Period, the sales revenue of the Surviving Corporation (or any successor or assign of the Business) during such Earn-Out Period relating to the Business, net of returns, allowances and rebates and excluding intercompany revenue, but including vendor promotions, services revenue, advertising revenue and shipping revenue, in each case calculated in accordance with those Balance Sheet Principles denoted with a dagger (†) on Schedule B and, subject to such Balance Sheet Principles, GAAP applied on a consistent basis on the basis of its audited financial statements.

(vi) “Performance Objective” means,

(A)	for the First Earn-Out Period, $90 million,

(B)	for the Second Earn-Out Period, $198 million, and

(C)	for the Third Earn-Out Period, $331 million.

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(vii) “Period Target Amount” means,

(A) for the First Earn-Out Period, one-third of the Target Amount,

(B) for the Second Earn-Out Period, two-thirds of the Target Amount less any Earn-Out Amount for the First Earn-Out Period, and

(C) for the Third Earn-Out Period, the Target Amount less the sum of the Earn-Out Amount for the First Earn-Out Period, if any, plus the Earn-Out Amount for the Second Earn-Out Period, if any.

(viii) “Target Amount” means $10 million.

(b) Within 60 days following the end of each Earn-Out Period, Buyer shall prepare and deliver to Representative a schedule of the Sales Revenue and Achievement Percentage for such Earn-Out Period (an “Earn-Out Schedule”), setting forth such calculations in reasonable detail. Within 30 days after delivery of an Earn-Out Schedule to Representative (during which period Buyer shall provide reasonable access to such working papers and information relating to the preparation of the Earn-Out Schedule as may be reasonably requested by Representative), Representative may dispute all or a portion of the Earn-Out Schedule by giving written notice (a “Earn-Out Objection Notice”) to Buyer setting forth in reasonable detail the basis for any such dispute. Buyer and Representative shall promptly commence good faith negotiations with a view to resolving all such disputes. If Representative does not provide a Notice of a Disagreement to Buyer within such 30-day period, the Earn-Out Schedule in the form delivered by Buyer will be conclusive, final and binding. If Buyer and Representative do not resolve such dispute (as evidenced by a written agreement between them, in which case the Earn-Out Schedule as so agreed will be conclusive, final and binding) within 30 days following delivery of the Earn-Out Objection Notice, the dispute may be resolved in accordance with the provisions of Section 2.9(c), mutatis mutandis, and the Earn-Out Schedule as so resolved will be conclusive, final and binding.

(c) No portion of the Earn-Out Payment will be payable prior to the later of (i) March 1, 2017 and (ii) the date all Earn-Out Schedules have become conclusive, final and binding pursuant to Section 2.9(c) (such later date, the “Earn-Out Payment Date”). Subject to Section 11.6, if an Earn-Out Payment is due hereunder, Buyer shall, by the Earn-Out Payment Date, deposit the Earn-Out Payment with Paying Agent or Representative for subsequent distribution to the Holders (in accordance with this ARTICLE II).

(d) In accordance with Section 11.6, Buyer may (i) set off against any Earn-Out Payment payable under this Section 2.10 any Undisputed Indemnification Amount and (ii) suspend payment of a portion of any Earn-Out Payment payable under this Section 2.10 pending resolution of any claims relating to an unpaid amount owed by a Holder to Buyer or Surviving Corporation hereunder, including pursuant to Section 2.9, ARTICLE VIII, or this ARTICLE XI, to the extent (but only to the extent) of any such claims until final resolution of such claims.

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(e) Except as set forth in this Section 2.10(e) and Section 2.10(f), Buyer will have the right to operate the business of Surviving Corporation as it chooses, in its sole discretion, and Buyer is not under any obligation to provide any specific level of investment or financial assistance to Surviving Corporation or to undertake any specific actions (or to refrain from taking any specific actions) with respect to the operation of Surviving Corporation. Buyer is not representing or warranting that any specific level of Sales Revenue will be achieved. Notwithstanding anything in this Section 2.10 to the contrary, from the Closing Date until the end of the Third Earn-out Period, Buyer shall, and shall cause the Surviving Corporation to:

(i) maintain a separate accounting of Sales Revenue in a manner that reasonably facilitates calculation of the Earn-out Payment as provided herein;

(ii) not take any action that would have the effect of shifting recognition of Sales Revenue into or out of any Earn-out Period from Earn-out Periods in which such Sales Revenue would otherwise be recognized in accordance with the Balance Sheet Principles and, subject to the Balance Sheet Principles, GAAP consistently applied; or

(iii) not (A) shift, redirect, or divert any business of the Surviving Corporation to any other business or entity, or (B) take any other action, in each case for the purpose of manipulating Sales Revenue and/or the Earn-Out Payment; provided, that in the event any such action is taken for such purpose, Buyer shall notify the Representative and such business shall continue to be included in the calculation of Sales Revenue. For the avoidance of doubt, Buyer shall not be deemed to have shifted, redirected or diverted Sales Revenue for such purpose merely as a result of owning or operating a similar business, providing (or failing to provide) any specific level of investment or financial assistance provided to Surviving Corporation or the Business or otherwise exercising its rights to operate the Business.

(f) In the event that, at any time from the Closing Date until the end of the Third Earn-out Period, Buyer Parent, Buyer or the Surviving Corporation (i) sells, transfers or assigns all or substantially all of the assets of the Business or equity interests of the Surviving Corporation, including, without limitation, pursuant to an asset sale, stock sale, merger, reorganization, consolidation or otherwise or (ii) enters into any transaction that results in a change of fifty percent (50%) or more of the direct or indirect ownership of Buyer Parent, Buyer or the Surviving Corporation (subject to the ultimate sentence of this Section 2.10(f), a “Subsequent Transaction”), then, upon the closing of such Subsequent Transaction, the Earn-out Payment shall become immediately due and payable. For the purposes of calculating the Earn-out Payment payable upon the consummation of a Subsequent Transaction, the Earn-out Amount payable with respect to each Earn-out Period that is not completed as of the date of the closing of such Subsequent Transaction shall be deemed to be the applicable Period Target Amount for

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each such Earn-out Period. A “Subsequent Transaction” shall not include, and no acceleration of the Earn-Out Payment shall be required in connection with any corporate restructuring or reorganization of Buyer Parent and its Subsidiaries that does not result in a change of control of Buyer Parent.

(g) The right to receive any Earn-Out Payment is an integral part of the Merger Consideration. The right to receive any Earn-Out Payment does not represent an equity or ownership interest in Buyer or Surviving Corporation, does not entitle the holder thereof to any rights (including voting, dividend or other rights) other than the right to receive any Earn-Out Payment as expressly set forth in this Section 2.10, and is not a “security” within the meaning of the Securities Act or any other securities laws. The right to receive any Earn-Out Payment will not be represented by any form of certificate or instrument and is not assignable or transferable, except by operation of law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO PRINCIPAL HOLDERS

Each Principal Holder, only as to such Principal Holder and not as to any other Holder, represents and warrants to Buyer and Merger Sub that the statements contained in this ARTICLE III are true and correct, except as specifically set forth herein or in the disclosure letter delivered by Company to Buyer on the date of this Agreement (the “Company Disclosure Letter”).

Section 3.1 Company Stock. Such Principal Holder has good and valid title to the number of shares of Company Stock, Company Options and Company Warrants as set forth opposite such Principal Holder’s name on Section 4.3(e) of the Company Disclosure Letter, in each case free and clear of any Liens (other than Permitted Liens). Except as set forth on Section 4.3(b) of the Company Disclosure Letter, neither such Principal Holder nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting or sale or transfer of any shares of Company Stock or other equity interests of Company.

Section 3.2 Authority; Capacity; No Conflict; Required Filings and Consents.

(a) Such Principal Holder, if not a natural person, has the requisite power and authority to execute and deliver this Agreement and each other document to be executed by it in connection herewith (each a “Principal Holder Ancillary Document”) and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate, partnership or limited liability company action. Such Principal Holder, if a natural person, has the legal capacity to execute and deliver this Agreement and each Principal Holder Ancillary Document and to perform his or her obligations hereunder and thereunder. No further action on the part of such Principal Holder is necessary to authorize the execution, delivery and performance of this Agreement and each Principal Holder Ancillary Document by such Principal Holder and the consummation by such Principal Holder of the Merger and the other transactions contemplated hereby and thereby. This Agreement has been, and at Closing each Principal Holder Ancillary Document will be, duly executed and delivered by such Principal Holder and, assuming that this Agreement and each Principal Holder Ancillary Document is duly and validly authorized, executed, and delivered by the other parties hereto and thereto, constitutes, or will constitute (as applicable), a valid and binding

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agreement of such Principal Holder, enforceable against such Principal Holder in accordance with its terms, subject to any applicable bankruptcy, reorganization, insolvency, moratorium, or other similar Applicable Laws affecting creditors’ rights generally and principles governing the availability of equitable remedies.

(b) The execution and delivery of this Agreement by such Principal Holder does not, and the consummation by such Principal Holder of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of such Principal Holder’s organizational documents, if such Principal Holder is not a natural person, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, require a consent or waiver under, require the payment of a penalty under any of the terms, conditions, or provisions of any contract, instrument, or obligation to which such Principal Holder is a party or by which Company Stock owned by such Principal Holder may be bound, (iii) or result in the imposition of any Lien on Company Stock owned by such Principal Holder, or (iv) conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule, or regulation applicable to such Principal Holder or Company Stock owned by such Principal Holder.

(c) No consent, approval, license, permit, order, or authorization of, or registration, declaration, notice, or filing with, any court, arbitrational tribunal, administrative agency or commission, or other governmental or regulatory authority, agency, office or instrumentality (each a “Governmental Entity”) is required by or with respect to such Principal Holder in connection with the execution and delivery of this Agreement by such Principal Holder or the consummation by such Principal Holder of the transactions contemplated by this Agreement.

Section 3.3 Litigation. There is no action, suit, proceeding, claim, arbitration, or investigation pending or, to such Principal Holder’s knowledge, threatened against such Principal Holder or its properties, in each case by or before any Governmental Entity, to restrain or prevent the carrying out of the transactions contemplated by this Agreement or that would be reasonably likely to adversely affect, or prevent, the Merger or otherwise impair the ability of such Principal Holder to perform such Principal Holder’s obligations under this Agreement.

Section 3.4 Disclosure. The representations and warranties contained in this ARTICLE III do not contain any untrue statement of a fact or omit a fact necessary to make the statements and information in this ARTICLE III not misleading.

Section 3.5 Brokers and Finders. Neither Company nor any Affiliate of Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement in each case based upon arrangements made by or on behalf of such Principal Holders, except for any such fees and expenses included in the Closing Date Transaction Expenses as set forth in the Closing Certificate. Buyer and Surviving Corporation will not incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement, the Merger or any act or omission of such Principal Holder or, to the extent applicable, any of its employees, officers, directors, stockholders, agents or Affiliates.

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Section 3.6 Additional Representations of Joint Indemnification Holders. If such Principal Holder is a Joint Indemnification Holder, the aggregate Pro Rata Shares of the Joint Indemnification Holders is, and will be, not less than 68.3%.

Section 3.7 NO ADDITIONAL REPRESENTATIONS OR WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III AND ARTICLE IV OR OTHERWISE PROVIDED IN THIS AGREEMENT, EACH PRINCIPAL HOLDER EXPRESSLY (I) DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED AND (II) ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF ANY PRINICPAL HOLDER).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO COMPANY

Company and Principal Holders represent and warrant to Buyer that the statements contained in this ARTICLE IV are true and correct, except as specifically set forth herein or in the Company Disclosure Letter.

Section 4.1 Organization, Standing, and Power. Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except in each case for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had and will not have a Company Material Adverse Effect. Section 4.1 of Company Disclosure Letter contains a complete and accurate list of the jurisdictions in which Company is qualified to do business as a foreign corporation.

Section 4.2 Organizational Documents. Company has furnished to Buyer a complete and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date. Such documents are in full force and effect, and Company is not in violation of any of the provisions thereof.

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Section 4.3 Capitalization.

(a) The authorized capital stock of Company as of the date of this Agreement consists of 10,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock. The rights and privileges of each class of Company Stock are as set forth in Company’s Certificate of Incorporation. As of the date of this Agreement, (i) 7,258,239 shares of Company Common Stock were issued and outstanding and (ii) 597,986 shares of Preferred Stock were issued and outstanding.

(b) Except for the Company Stock, Company Options and Company Warrants or as set forth on Section 4.3(b) of the Company Disclosure Letter, (i) there are no equity securities of any class of Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance, or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments, or agreements of any character to which Company is a party or by which Company is bound obligating Company to issue, exchange, transfer, deliver, or sell, or cause to be issued, exchanged, transferred, delivered, or sold, additional shares of capital stock or other equity interests of Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Company to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment, or agreement. Company does not have any outstanding stock appreciation rights, restricted stock, restricted stock units, phantom stock, performance based equity rights or similar equity rights or obligations. Except as set forth on Section 4.3(b) of the Company Disclosure Letter, neither the Company nor any of its Affiliates is party to or bound by any agreements or understandings with respect to the voting or sale or transfer of any shares of Company Stock or other equity interests of Company.

(c) All outstanding shares of Company Stock are, and all shares of Company Common Stock subject to issuance as specified in this Section 4.3, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid, and non-assessable and not subject to (other than Permitted Liens), or issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, or subscription right under any provision of the DGCL, Company’s certificate of incorporation or bylaws, or any agreement to which Company is a party or is otherwise bound.

(d) There are no obligations, contingent or otherwise, of Company to repurchase, redeem, or otherwise acquire any shares of Company Stock or other capital stock of Company.

(e) Section 4.3(e) of the Company Disclosure Letter lists, as of the date of this Agreement, all Holders of record and all shares of Company Stock, Company Options and Company Warrants held by each of them.

Section 4.4 Subsidiaries. Section 4.4 of the Company Disclosure Letter lists each of the Subsidiaries of Company and the state in which it was incorporated or organized. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Company (a) are owned directly or indirectly (as set forth on Section 4.4 of the Company Disclosure Letter) by Company, (b) have been validly issued, were issued free of pre-emptive rights and are fully paid and non-assessable, and (c) are free and clear of all Liens (other than

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Permitted Liens), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests. Except for such Subsidiaries, Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 4.5 Authority; No Conflict; Required Filings and Consents.

(a) Company has the corporate power and authority to execute and deliver this Agreement and each other document to be executed by Company in connection herewith (each a “Company Ancillary Document”) and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action. Except for execution and delivery of the Stockholder Consent and the execution and filing of the Certificate of Merger, no further corporate or stockholder action on the part of Company or the Holders is necessary to authorize the execution, delivery and performance of this Agreement and each Company Ancillary Document by Company and the consummation by Company of the Merger and the other transactions contemplated hereby and thereby. This Agreement has been, and at Closing each Company Ancillary Document will be, duly executed and delivered by Company and, assuming that this Agreement and each Company Ancillary Document is duly and validly authorized, executed, and delivered by the other parties hereto and thereto, constitutes, or will constitute (as applicable), a valid and binding agreement (or, in the case of the Certificate of Merger a valid and binding instrument) of Company, enforceable against Company in accordance with its terms, subject to any applicable bankruptcy, reorganization, insolvency, moratorium, or other similar Applicable Laws affecting creditors’ rights generally and principles governing the availability of equitable remedies.

(b) Except as set forth on Section 4.5(b) of the Company Disclosure Letter, the execution and delivery of this Agreement by Company does not, and the consummation by Company of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any Liens on Company’s assets under, any of the terms, conditions, or provisions of any Company Material Contract or other contract, instrument, or obligation to which Company is a party or by which Company or any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule, or regulation applicable to Company or any of its properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.5(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained that, individually or in the aggregate, would not be material.

(c) Other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no consent, approval, license, permit, order, or authorization of, or registration, declaration, notice, or filing with, any Governmental Entity is required by or with respect to Company in connection with the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated by this Agreement.

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Section 4.6 Financial Statements. Company has delivered or otherwise made available to Buyer (a) Company’s audited balance sheet as of each of February 1, 2014 and February 2, 2013 and the related financial statements for each of the fiscal years then ended and (b) the unaudited balance sheet of Company as of May 3, 2014 (the “Company Balance Sheet”) and the related unaudited financial statements of Company for the three-month period then ended (all of the foregoing financial statements of Company and any notes thereto are hereinafter collectively referred to as the “Company Financial Statements”). Company Financial Statements fairly present in all material respects the financial condition of Company at the dates therein indicated and the results of operations of Company for the periods therein specified in accordance with United States generally accepted accounting principles (“GAAP”), in each case, as applied on a consistent basis throughout the periods indicated, except that the unaudited financial statements do not contain footnotes and are subject to normal and recurring year-end adjustments. The financial records of Company, all of which Company has made available to Buyer, are true, correct and complete in all material respects, represent actual, bona fide transactions, and have been maintained in accordance with Applicable Laws. The Company maintains a system of internal controls that is in all material respects adequate for a privately held company its size.

Section 4.7 Absence of Certain Changes. Except as expressly contemplated by this Agreement or set forth in Section 4.7 of the Company Disclosure Letter, between January 31, 2014 and the date of this Agreement, the business of Company has been conducted in the Ordinary Course of Business, and there has not occurred:

(a) any event that has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(b) any acquisition (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association, or other business organization or division thereof, or (ii) of any assets that are material, in the aggregate, to Company, taken as a whole, other than acquisitions of inventory in the Ordinary Course of Business;

(c) any sale, lease, license, pledge, or other disposition of any material asset of Company, other than sales of inventory in the Ordinary Course of Business;

(d) any amendment to the certificate of incorporation or bylaws of Company;

(e) any increase or enhancement of the compensation or benefits, including, with respect to any severance or Change in Control Payment, of any Company employee, other than immaterial increases of compensation or benefits of non-management employees in the Ordinary Course of Business;

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(f) (i) any declaration or payment of any dividends or other distribution in respect of any Company Stock or other capital stock of Company, (ii) any split, combination, or reclassification of any of the capital stock of Company or issuance or authorization for the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its Company Stock or other capital stock or any of its other securities, or (iii) any purchase, redemption, or other acquisition of any shares of its Company Stock or other capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, in each case other than as provided by Company Stock Plan or the terms of Company Options or Company Warrants;

(g) (i) the incurrence of any Indebtedness or any guarantee of any Indebtedness of another Person (other than (A) in connection with the financing of trade receivables in the Ordinary Course of Business, (B) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business and (C) pursuant to existing credit facilities in the Ordinary Course of Business), (ii) any issuance, sale or amendment of any debt securities or warrants or other rights to acquire any debt securities of Company, any guarantee of any debt securities of another Person, any “keep well” or other agreement to maintain any financial statement condition of another Person or any arrangement having the economic effect of any of the foregoing, (iii) any loans, advances, or capital contributions to, or investment in, any other Person, other than Company, or (iv) any hedging agreement or other financial agreement or arrangement designed to protect Company against fluctuations in commodities prices or exchange rates;

(h) any other guarantee by Company or any of its Subsidiaries of the obligations of another Person;

(i) any issuance, delivery, sale, grant, pledge, or other disposition or encumbrance by the Company of any shares of Company Stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities;

(j) any changes in the Company’s accounting methods, principles or practices, except as required by a change in GAAP; or

(k) any making, revocation or amendment of any Tax election, any change of any method of Tax accounting or Tax procedure or practice, or any settlement or compromise of any material Tax contest with respect to Company.

Section 4.8 No Undisclosed Liabilities. Except liabilities (a) reflected on, reserved against or otherwise disclosed on the Company Balance Sheet, (b) incurred in the Ordinary Course of Business since the date of Company Balance Sheet, (c) constituting contractual obligations of Company arising in the Ordinary Course of Business (and which do not arise out of, relate to or result from any breach of contract by Company) pursuant to the terms of any Company Material Contract (or a contract not required to be disclosed in Company Disclosure

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Letter to avoid a breach of Section 4.14(a)), or (d) created by this Agreement, Company does not have any material liabilities of any nature (whether accrued, absolute, contingent, matured, unmatured or other) whether or not required by GAAP to be reflected on a balance sheet of Company.

Section 4.9 Taxes.

(a) Company has filed all Tax Returns that it was required to file and has paid all material Taxes due and owing, whether or not shown as due on any Tax Return. Each Tax Return filed by Company is complete and accurate in all material respects. Except as set forth on Section 4.9(a) of the Company Disclosure Letter, Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b) Company has made available to Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Company since January 1, 2008.

(c) Section 4.9(c) of the Company Disclosure Letter lists all federal, state, local, and foreign Tax Returns filed with respect to Company for taxable periods ended on or after December 31, 2007 that have been audited or currently are the subject of audit. There are no requests for rulings or determinations, or applications requesting permission for a change in accounting practices, in respect of Taxes, pending with any Governmental Entity. Except as set forth on Section 4.9(c) of the Company Disclosure Letter, there are no pending or, to Company’s Knowledge, threatened audits, investigations, claims, proposals, or assessments that have been submitted to Company in writing for or relating to any Taxes of Company.

(d) Company has not received in writing any claim, proposal or assessment of Taxes of Company by any Tax authority or other Governmental Entity. Company has not (i) waived any statute of limitations with respect to Taxes of Company, or (ii) agreed to any extension of time with respect to a Tax assessment or deficiency related to any such Taxes, which waiver or agreement is currently in effect.

(e) Company does not have any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Applicable Law), by contract or otherwise, as a transferee or successor. Company is not a party to any Tax-sharing agreement.

(f) All material Taxes that Company is required by Applicable Law to withhold or collect, including sales and use taxes, and amounts required to be withheld for Taxes of employees, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities or are held in separate bank accounts for such purpose.

(g) In the past five years, Company has not been a party to a transaction that has been reported as a reorganization within the meaning of Tax Code Section 368, and has not distributed a corporation (or been distributed) in a transaction that is reported to qualify under Tax Code Section 355.

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(h) Company has not engaged in a transaction that would be reportable by or with respect to Company pursuant to Tax Code Sections 6111 or 6112 or Treasury Regulation Section 1.6011-4(b)(1) and (2) under the Tax Code.

(i) Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date (other than prepaid amounts received in the Ordinary Course of Business), (iii) any “closing agreement,” as described in Tax Code Section 7121 (or any corresponding provision of state, local, or foreign income Tax law) made on or prior to the Closing Date, (iv) any intercompany transaction or any excess loss account within the meaning of Treasury Regulation Section 1.1502-19 under the Tax Code (or any corresponding or similar provision or administrative rule of federal, state, local or foreign Tax law) entered into on or prior to the Closing Date, (v) a change in the method of accounting made on or prior to the Closing Date for a period ending on or prior to the Closing Date, or (vi) any deferral of income under Tax Code Section 108(i) as a result of the acquisition of a debt instrument.

(j) Company has never had a permanent establishment in any jurisdiction other than the United States.

(k) Except as set forth on Section 4.9(k) of the Company Disclosure Letter, Company is not party to any agreement, contract, arrangement, or plan that has resulted in or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Tax Code Section 280G (or any corresponding provision of state, local, or foreign Tax law) including as a result of the Merger or the other transactions contemplated in this Agreement. Company does not have any obligation or any liability to compensate an individual for excise Taxes pursuant to Tax Code Section 4999 of the Tax Code.

(l) The unpaid Taxes of Company will not, as of the Closing Date, exceed the reserve for Tax liability set forth on the Closing Date Balance Sheet.

(m) No claim has been made in writing to the Company or, to Company’s Knowledge, threatened by a Tax authority in any jurisdiction asserting that Company is or may be subject to Taxes imposed by that jurisdiction but not paid by Company, including sales and use Taxes required to be collected by Company and remitted to that jurisdiction and income Taxes payable to that jurisdiction. Section 4.9(m) of Company Disclosure Letter lists all jurisdictions with which Company has or has had a nexus for sales, use and income Tax purposes for Taxable periods beginning on or after January 1, 2008, and Company is not required to file any Tax Returns or collect any Taxes in any other jurisdiction.

(n) Company has (i) filed or caused to be filed with the appropriate Governmental Entity all material reports required to be filed with respect to any unclaimed property and has remitted to the appropriate Governmental Entity all material unclaimed property required to be remitted, or (ii) delivered or paid all material unclaimed property to its original or proper recipient.

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Section 4.10 Tangible Personal Property and Owned and Leased Real Property.

(a) Company has good and valid title to, or a valid leasehold interest in or a valid license for or a right to use, each of the items of tangible personal property used by it, shown on Company Balance Sheet or acquired by it after the date of Company Balance Sheet (except for any asset disposed of in the Ordinary Course of Business since the date of Company Balance Sheet), in each case, except as set forth on Section 4.10(a) of the Company Disclosure Letter, free and clear of any Liens other than any Permitted Lien.

(b) All equipment and other tangible personal property owned or leased by Company or used in Company’s business are in good condition and repair, normal wear and tear excepted. Section 4.10(b) of the Company Disclosure Letter sets forth a complete and accurate list and a brief description of all personal property owned or leased by Company with an individual value of $50,000 or greater.

(c) Section 4.10(c) of the Company Disclosure Letter lists all real property and all interests in real property, in each case that is leased or occupied by Company or that Company has the right to occupy, now or in the future (each, whether written or oral, being a “Real Property Lease” and any real property leased or occupied under a Real Property Lease being “Leased Real Property”). Company does not own, nor has it ever owned, any real property. Company does not let any real property or interests in any real property to any other Person.

(d) Company has a valid leasehold interest under each Real Property Lease free and clear of all Liens, except for (i) any Permitted Liens, and (ii) any other Lien on the applicable fee title, the payment or performance of which is not the responsibility of Company as tenant under the applicable Real Property Lease. Neither Company nor any other party is in material default or otherwise in material breach under any Real Property Lease. Each Real Property Lease is in full force and effect with respect to Company, and to Company’s Knowledge, with respect to each other party thereto and constitutes the entire agreement between the parties thereto, and there are no other agreements, whether oral or written, between such parties with respect thereto. No party to any Real Property Lease has exercised any termination right with respect thereto. Company has provided to Buyer a true, correct and complete copy of each Real Property Lease. All rent and other sums and charges payable by the relevant Company as tenant thereunder are current. No party to any Real Property Lease has repudiated any provision thereof and there is no dispute, oral agreement or forbearance program in effect with respect to any Real Property Lease. Company has not received written or, to Company’s Knowledge, oral notice from any insurance company that such insurance company will require any alteration to any Leased Real Property for continuance of a policy insuring such property or the maintenance of any rate with respect thereto (other than any notice of alteration that has been completed), to the extent that such alteration is the responsibility of Company.

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(e) Since January 1, 2013, Company has not given any mortgagee or other third party any estoppel certificates or similar instruments that would preclude assertion after Closing of any claim by the tenant under any Real Property Lease or affect any of the tenant’s rights or obligations under such Real Property Lease. Company has not contested since January 1, 2013, and is not currently contesting, any operating costs, real estate taxes or assessments or other charges payable by the tenant under such Real Property Lease. To Company’s Knowledge, there are no pending or threatened actions or proceedings regarding condemnation or other eminent domain actions or proceedings affecting the Leased Real Property, or any part thereof, or of any sale or other disposition of the Leased Real Property or any part thereof in lieu of condemnation.

(f) To Company’s Knowledge, (i) no landlord under any Real Property Lease (A) is in default under any of its obligations under any mortgage encumbering any Leased Real Property, (B) is seeking relief under any reorganization, arrangement, consolidation, readjustment, liquidation, dissolution or similar arrangement or proceeding under any state or federal bankruptcy or other Applicable Laws, or (C) has agreed, pursuant to any state or federal bankruptcy or other Applicable Laws, to the appointment of any trustee, receiver or liquidator for any of the Leased Real Property; and (ii) no foreclosure is pending or threatened with respect to any Leased Real Property.

Section 4.11 Inventory.

(a) Company has delivered to Buyer a true, correct and complete list of all inventories of Company as of the date of the Company Balance Sheet (the “Inventory”). Section 4.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Inventory as of the close of business on the date of the Company Balance Sheet, including for each stock keeping unit included on such schedule, (i) the total quantity of such stock keeping unit on hand in the Inventory as of such date, (ii) the total quantity of such stock keeping unit on order for the Inventory as of such date, and (iii) the cost of such stock keeping unit.

(b) With respect to the Inventory, (a) all of such Inventory is merchantable and fit for the purpose for which it was procured or produced, (b) all of such Inventory is fairly reflected in all material respects in the inventory accounts on the Company Balance Sheet, in accordance with GAAP and including all appropriate reserves, (c) all of such Inventory (except to the extent of reserves for inventory shown on the face of the Company Balance Sheet, including any notes thereto), consists of a quality usable and salable in its Ordinary Course of Business and was acquired by Company in the Ordinary Course of Business, (d) none of such inventory is damaged or defective, (e) all of such Inventory not written off is valued for the purposes of the Company Balance Sheet at the lower of cost (using FIFO) or market values, (f) none of such Inventory is on assignment or consignment and (g) all Inventories are located at one of Company’s warehouse facilities.

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Section 4.12 Intellectual Property.

(a) Company IP. Section 4.12(a) of the Company Disclosure Letter sets forth a true and complete list of: (i) all registered trademarks, service marks, trade names and domain names and pending applications to register any trademarks, service marks or trade names; (ii) patents and pending patent applications; and (iii) registered copyrights and pending applications to register copyrights, in each case owned by Company on the date hereof (all of the foregoing being collectively referred to as the “Company Registered IP”). Except as set forth in Section 4.12(a) of Company Disclosure Letter, Company either owns free and clear of all Liens (except for Permitted Liens), or has sufficient rights to use, all patents, copyrights, trademarks, service marks, trade names, trade dress, domain names, trade secrets, software, copyrightable works, database and related documentation (collectively, “Intellectual Property”) used in the conduct of Company’s business as currently conducted (such Intellectual Property, the “Company IP”). Except as set forth in Section 4.12(a) of Company Disclosure Letter: (x) all patents and registrations for trademarks and copyrights included in Company Registered IP are valid, subsisting and enforceable and will not require any action to be taken within 30 days after the Closing to maintain or renew such items; (y) all pending patent applications and pending applications to register any unregistered trademarks, service marks, trade names or copyrights included in Company Registered IP are pending and in good standing and will not require any action to be taken within 30 days after the Closing to maintain or renew such items; and (z) to Company’s Knowledge, there are no pending or threatened actions by third parties challenging the validity or enforceability of, or contesting Company’s rights with respect to, any such pending applications included in Company Registered IP. During the last three (3) years, Company has not received any written notice or claim challenging the validity or enforceability of any Company Registered IP.

(b) Inbound and Outbound Licenses.

(i) Section 4.12(b)(i) of the Company Disclosure Letter lists, as of the date hereof, all license agreements and other contracts material to the conduct of Company’s business as it is currently conducted pursuant to which Company has the right to practice, use, copy or otherwise exploit any Intellectual Property owned by third parties (“Inbound Licenses”), provided, however, that Section 4.12(b)(i) of the Company Disclosure Letter need not list Inbound Licenses that are (i) included as “standard equipment” on any computers acquired by Company or (ii) consist of any Open Source Software or standard end-user license contracts for off-the-shelf software not in excess of $5,000 per seat.

(ii) Section 4.12(b)(ii) of the Company Disclosure Letter lists, as of the date hereof, all license agreements and other contracts material to the conduct of Company’s business as it is currently conducted to which Company is bound and pursuant to which any person or entity (other than Company) is authorized to exploit any Company Registered IP or pursuant to which Company granted any rights under any other Intellectual Property owned by Company (“Company-Owned IP”) to any person or entity (the “Outbound Licenses” and, collectively

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with the Inbound Licenses, the “Intellectual Property Agreements”), provided, however, that Section 4.12(b)(ii) of the Company Disclosure Letter need not list Outbound Licenses that are: (1) standard terms governing third parties’ access to, and use of, Company’s Websites; (2) licenses to Company IP granted in the Ordinary Course of Business pursuant to contracts substantially in the form of one of the forms made available to Buyer; (3) confidentiality or nondisclosure agreements entered into in the Ordinary Course of Business; and (4) agreements with current and former employees, officers, contractors, and consultants of Company entered into in the Ordinary Course of Business.

(iii) With respect to the Intellectual Property Agreements: (A) all are binding and enforceable obligations of Company and, to Company’s Knowledge, the other parties thereto, (B) Company and, to Company’s Knowledge, each other party thereto have performed in all material respects their obligations thereunder and (C) neither Company nor, to Company’s Knowledge, any other party thereto is in material default or material breach of any obligations thereunder. Company has not received written notice that any third party to any Intellectual Property Agreement intends to cancel, terminate or refuse to renew (if renewable) any such Intellectual Property Agreement, or to exercise or decline to exercise any option or right thereunder.

(c) Protection. Company has taken reasonable measures to protect, preserve and maintain the secrecy and confidentiality of Company confidential and proprietary information and data. Each current and former director, officer, employee and independent contractor of Company who has contributed to the creation or development of any Company-Owned IP: (i) has been an employee of Company at the time of creation or development of that Company-Owned IP and such employee created such Company-Owned IP within the scope of his or her employment with Company; (ii) is a party to a written “work-for-hire” or similar agreement with the Company that includes provisions assigning all of his or her rights to such Company-Owned IP to Company or (iii) has executed and delivered to Company an agreement assigning all of their rights to such Company-Owned IP to Company. No current or former director, officer, employee or independent contractor of Company who has contributed to the creation or development of any Company-Owned IP that is material to the conduct of Company’s business as currently conducted: (i) has any right, license, claim or interest in or with respect to Company-Owned IP; (ii) is, to Company’s Knowledge, in violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement or non-competition agreement; (iii) is, to Company’s Knowledge, party to any contract with any prior employer or other party that prohibits or otherwise restricts such employee from assigning all of his or her rights to such Company-Owned IP to Company; or (iv) has, to Company’s Knowledge, developed any Company-Owned IP that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights in or to such Company-Owned IP.

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(d) Conflicts, Etc. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) constitute a breach or default under any Intellectual Property Agreement; (ii) cause the termination or loss of, or give rise to a right of termination of or to cause the loss of, any rights of Company to use any Company IP by Surviving Corporation in the conduct of Company’s business as it is currently conducted, including any rights under any Intellectual Property Agreement or (iii) impair the right of Surviving Corporation to exploit any Company-Owned IP in the conduct of the business as it is currently conducted. To the Company’s Knowledge, no current or former director, officer, employee or independent contractor of Company has incorporated any trade secrets or other proprietary information of any third party in the development or creation of any Company-Owned IP without the permission of Company and such third party. Except with respect to Inbound Licenses, and except as set forth on Section 4.12(d) of the Company Disclosure Letter, there are no ongoing royalties, honoraria, fees or other payments payable by Company to any third person or entity as a result of the ownership, use, possession, license, sale, marketing, or disposition of any Company IP by Company for the conduct of Company’s business as currently conducted, and none will become payable solely as a result of the consummation of the Merger.

(e) Infringement Upon Company Intellectual Property. Except as set forth on Section 4.12(e) of the Company Disclosure Letter, (i) to the Company’s Knowledge, no third party is misappropriating or infringing upon any Company-Owned IP, and (ii) during the past three (3) years, Company has not received any written notice that any third party is infringing, violating or misappropriating any part of Company-Owned IP or otherwise making any unauthorized use or disclosure of any part of Company-Owned IP.

(f) Infringement Upon Third-Party Intellectual Property. Except as set forth on Section 4.12(f) of the Company Disclosure Letter (provided that for purposes of ARTICLE XI, the disclosures on Section 4.12(f) of the Company Disclosure Letter, including any cross-references thereto, shall be disregarded), during the past three (3) years, Company has not received any written notice or claim that any Company IP used by Company in the conduct of Company’s business has infringed, violated or misappropriated the Intellectual Property owned by that third party. The exploitation by or on behalf of the Company of Intellectual Property used in the conduct of the Business as previously and currently conducted did not and does not infringe, violate or misappropriate any Intellectual Property owned by any third party.

(g) Privacy. A privacy statement (the “Privacy Statement”) addressing the collection, retention, use and distribution of the personally identifiable information of individuals visiting the websites owned, operated or controlled by Company (“Company Websites”) is posted and accessible to individuals on each Company Website. Company and the conduct of the business as currently conducted comply in all material respects with the Privacy Statements applicable to any given set of personally identifiable information collected by Company via the Company Websites; (ii) all Applicable Laws regarding the collection, retention, use and disclosure of personally identifiable information; and (iii) all applicable payment card industry standards regarding data security. Company has taken reasonable measures to protect and maintain the confidential nature of personally identifiable information provided to Company by individuals via the Company Websites and to protect personally identifiable information

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collected from individuals against loss, theft and unauthorized access or disclosure. Company has not received any written claims, notices or complaints regarding Company’s information practices or the disclosure, retention, or misuse of any personally identifiable information by the Federal Trade Commission, any similar foreign bodies, or any other Governmental Entity.

(h) Government/University Development. No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of Company-Owned IP. No current or former employee or independent contractor of Company who was involved in, or who contributed to, the creation or development of any Company-Owned IP has performed services for any Governmental Entity, university, college, or other educational institution or research center related to Company-Owned IP during a period of time during which such employee, consultant or independent contractor was also performing services for Company.

Section 4.13 Software and Information Technology.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list, for each item of Company Software, of all Open Source Software that (i) is incorporated in or bundled with such Company Software, or from which any portion of such Company Software is derived, or (ii) is used in connection with the development of such Company Software. Section 4.13(a) of the Company Disclosure Letter also lists, for each such item of Open Source Software, the agreement under which such item is licensed to Company. Company is in compliance with the terms under which Company has licensed any Open Source Software. Company’s use of Open Source Software has not had the effect and, to the extent Surviving Corporation continues to use the Open Source Software consistent with the Ordinary Course of Business following the Merger, will not, immediately following the Merger, have the effect of requiring any Company Software, or any portions thereof, modifications thereto or derivative works thereof, to be (A) disclosed or distributed in source code form to any third party (including making the source code publicly available), (B) licensed to third parties for the purpose of making derivative works or redistributing such Company Software, or (C) licensed or otherwise distributed to third parties at no charge.

(b) Except as set forth on Section 4.13(b) of the Company Disclosure Letter, all right, title and interest in and to the Company Software is (and immediately after giving effect to the Merger, will be) owned by Company free and clear of all Liens (other than Permitted Liens), and, to Company’s Knowledge, no other party other than Company, including any employee or independent contractor utilized by Company in the development of such Company Software, has any interest in the Company Software, including any security interest, license, contingent interest or otherwise, except for licenses granted in the Ordinary Course of Business.

(c) Company has taken reasonable measures to protect, preserve and maintain the secrecy and confidentiality of, and has not disclosed the source code for, the Company Software or any other confidential material or trade secret pertaining to the Company Software to any third party. No source code (or any aspect or portion thereof) for any Company Software has been provided to any escrow agent or other third party.

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(d) Company has not received any written communication from any third party indicating that the Company Software, or Company’s delivery of services through the use thereof, have failed, or are failing, to perform as warranted in Company Material Contracts with such third parties, nor that Company is in breach of any of its obligations under any Company Material Contract with respect to the performance of Company Software.

(e) The Software does not contain, and Company has taken reasonable precautions, including industry standard virus-scanning software, to prevent the presence of, any malicious code, program, or other internal component in Company Software (e.g., computer virus, computer worm, computer time bomb, or similar component) that would damage, destroy, or alter the Software or databases (including any content therein) or other software, firmware, or hardware used by Company or Company’s customers, or that could, in any unintended manner, reveal, damage, destroy, or alter any data or other information accessed through or processed by the Software.

(f) Company is not, and to Company’s Knowledge no other party is, in material breach or material default under any Company Material Contract, license, sublicense or other contract to which the Company is party covering or relating to the Software and has not performed any act or omitted to perform any act which, with notice or lapse of time or both, will become or result in a material violation, breach or default thereunder. No litigation is pending or, to Company’s Knowledge, has been threatened against Company which challenges the legality, validity, enforceability or ownership of any license, sublicense or other contract to which the Company is party covering or relating to any Software.

(g) Company has sufficient rights to use all Software, databases, Company Websites, e-commerce platforms and associated documentation used or held for use in connection with the operation of the business as presently conducted (the “IT Assets”), all of which rights shall survive unchanged the consummation of the transactions contemplated hereby. The IT Assets are sufficient to conduct the business of Company as currently conducted. The IT Assets have not materially malfunctioned or failed and do not contain any viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization the IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in their documentation. Company uses commercially reasonable efforts to secure and protect the IT Assets to the extent under the control of Company. No person has gained unauthorized access to any IT Assets under the control of Company or, to the Company’s Knowledge, any other IT Assets. Company has implemented reasonable backup and disaster recovery technology, plans, procedures and facilities consistent with industry practices. Company has in place with the third party owners and operators of all data centers which provide services to it, written agreements that ensure that such third parties adhere to and are in compliance with the standards and requirements as set forth in this sub-section.

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(h) Company does not have any contractual obligations to maintain data in a manner that logically or physically separates data of one customer from that of another.

(i) Section 4.13(i) of the Company Disclosure Letter sets forth a true, correct and complete list of contracts under which Company promises that an IT Asset will perform to a service level specified in such contract (collectively “SLAs”). To the Company’s Knowledge, during the past three (3) years, Company has not breached, defaulted or provided credits to any other party under any SLA for an IT Asset.

Section 4.14 Contracts.

(a) Section 4.14(a) of Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of the following contracts, agreements, commitments, arrangements or understandings of any kind, whether written or oral, to which Company is a party or by which Company or any of its assets is bound (collectively, the “Company Material Contracts”):

(i) any Real Property Lease;

(ii) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $50,000 per year;

(iii) any agreement (or group of related agreements) for the purchase, sale or license of products by Company or for the furnishing or receipt of services by Company which provides for payments to or from Company (or which applied to transactions resulting in payments to or from the Company in 2013, provided such agreement is currently in effect) of (A) more than $1,000,000, in the case of agreements for the purchase of inventory in the Ordinary Course of Business from any single vendor or (B) more than $100,000 annually or $250,000 over the term of such agreement, in the case of any other agreements;

(iv) any agreement concerning the establishment or operation of a partnership, joint venture, or limited liability company;

(v) any agreement (or group of related agreements) under which Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness (including capitalized lease obligations but excluding accounts payable for inventory purchased in the Ordinary Course of Business);

(vi) any agreement for the disposition of any significant portion of the assets or business of Company (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory, equipment and other tangible personal property in the Ordinary Course of Business);

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(vii) any currently effective contract for the employment or engagement of any executive officer, employee, or other individual on an employment, consulting, or independent contractor basis that (A) is not terminable at will (for any lawful reason or for no reason) without penalty, severance obligation, or other liability or (B) provides for the payment or acceleration of payment of cash or other compensation or payment or acceleration of any other benefits under any compensation or benefit plan, program, or agreement, upon the consummation of the transactions contemplated by this Agreement;

(viii) any agreement that grants any exclusive marketing, distribution, Intellectual Property, or other similar rights to any third party or otherwise purports to prohibit or limit the right of Company or any of its Affiliates (including, in accordance with the terms of the Contracts in effect on the date hereof, Buyer or any of its Affiliates after the Closing) to make, sell, market, advertise or distribute any products or services or use, transfer, license, distribute or enforce any of Company’s Intellectual Property;

(ix) any agreement that purports to limit either the type of business or the geographic area in which Company or any Affiliates of Company (including, in accordance with the terms of the Contracts in effect on the date hereof, Buyer or any of its Affiliates after the Closing) may engage in business;

(x) any agreement that grants a third party “most favored nation” status or purports to require Company or any of its Affiliates (including, in accordance with the terms of the Contracts in effect on the date hereof, Buyer or any of its Affiliates after the Closing) to offer a third party the same or better price for a product or service if Company or such Affiliate offers a lower price for the same product or service to another third party;

(xi) each agreement under which Company has advanced or loaned any other Person outstanding amounts in the aggregate for such Person exceeding $25,000;

(xii) each outstanding power of attorney with respect to Company; and

(xiii) any other agreement that is material to the Company and not otherwise disclosed pursuant to Section 4.14(a).

(b) Company has made available to Buyer a complete and accurate copy of each written Company Material Contract and accurate descriptions of all material terms of all non-written Company Material Contracts.

(c) Each Company Material Contract is in full force and effect with respect to Company, and to Company’s Knowledge, with respect to each other party thereto, except to the extent a Company Material Contract has previously expired in accordance with its terms, and except as the enforceability of such Company Material Contract may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. Neither Company nor any other party to any Company Material Contract is in material violation of or in material default under any Company Material Contract.

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Section 4.15 Vendors and Suppliers.

(a) Section 4.15(a) of the Company Disclosure Letter contains a complete and accurate list of the names of each of the top 15 vendors and suppliers (based on purchase of goods or products for resale) for each of the two most recently completed fiscal years (each such vendor and supplier, a “Material Business Partner”). Since January 1, 2013, (i) no Material Business Partner has expressed any intention or indication to Company in writing, or, to the Company’s Knowledge, orally, that such Material Business Partner intends to terminate its business relationship with Company or to materially limit or alter its business relationship with Company and (ii) Company has not received any written notice from any Material Business Partner of any increase in the price (excluding normal price fluctuations and immaterial price increases in the Ordinary Course of Business) or material and adverse change in the quality and delivery terms and conditions on which such supplier or vendor will continue to make delivery of its products.

(b) Section 4.15(b) the of the Company Disclosure Letter contains a complete and accurate list of the names of each of the vendors and suppliers from whom Company has obtained or has a contractual right to obtain (pursuant to written agreements in effect) co-operative advertising payments, volume rebates, or volume credits for each of the two most recently completed fiscal years and the current fiscal year and the aggregate amount of such payments earned in each of the two most recently completed fiscal years and in the first quarter of the current fiscal year. Since January 1, 2013, none of such vendors or suppliers has expressed any intention or indications to Company in writing, or, to the Company’s Knowledge, orally, that such supplier or vendor intends to modify, alter or limit its vendor co-operative payments.

Section 4.16 Insurance. Section 4.16 of the Company Disclosure Letter sets forth a complete list of all policies of fire and casualty, liability and other forms of insurance held by Company. Such policies include all legally required workers’ compensation insurance. To Company’s Knowledge, there is no claim pending under any of such policies or bonds as to which coverage has been denied or disputed by, or with respect to which any rights have been reserved, by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid (it being understood that installment payments not yet due and payable will be paid prior to the Closing in the Ordinary Course of Business when and to the extent due and payable), and Company is otherwise in material compliance with the terms of such policies and bonds. All such policies are in full force and effect. To Company’s Knowledge, no insurance carrier has threatened in writing termination of, or premium increase outside the Ordinary Course of Business with respect to, any such policies.

Section 4.17 Litigation. Except as set forth on Section 4.17 of the Company Disclosure Letter, there is no action, suit, proceeding, claim, arbitration, or investigation (a) pending or, to Company’s Knowledge, threatened against Company or its properties, or (b) to Company’s Knowledge, pending or threatened against any of its officers, directors or employees

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in their capacities as officers, directors or employees of Company, in each case by or before any Governmental Entity. There are no judgments, orders or decrees outstanding against Company. Section 4.17 of the Company Disclosure Letter lists each lawsuit, administrative charge, action or proceeding, by or before any Governmental Entity against Company or to which Company has been a party, in each case at any time since January 1, 2011.

Section 4.18 Product Liability or Warranty Proceedings.

(a) Section 4.18 of the Company Disclosure Letter sets forth (i) a list of all forms of warranties, guarantees and return policies of Company in respect of any of Company’s products and services that are currently in effect (the “Warranty Obligations”), and (ii) the experience of Company since January 1, 2011 with respect to warranties, guarantees and warranty or return policies of or relating to Company’s products and services. Company has delivered or made available to Buyer true and correct copies of the forms of the Warranty Obligations.

(b) There have not been any material deviations from the terms of the Warranty Obligations, and salespersons, employees and agents of Company are not authorized to undertake obligations to any customer or other Person in excess of such Warranty Obligations. To the Company’s Knowledge, all products manufactured, designed or sold by Company (i) are and were free from defects and (ii) satisfy any and all written specifications related thereto, except for such defects and failures to satisfy specifications that would not, in the aggregate, be material.

(c) There is no material claim, suit, action, proceeding or investigation (i) pending or, to Company’s Knowledge, threatened against Company or (ii) to Company’s Knowledge, pending or threatened against any of Company’s vendors, in each case with respect to products purchased by Company from such vendor, arising out of or related to a product liability claim or breach of warranty. Company has not received written notice as to any claim for personal injury or death, any claim for property, economic, punitive or exemplary damages, any claim for contribution or indemnification or any claim for injunctive relief, in each case in connection with any product manufactured, sold, leased or distributed by Company. Since January 1, 2012, there has not been any product recall (voluntary, involuntary or otherwise) by Company or, to Company’s Knowledge, with respect to any product manufactured, sold, leased or distributed by it.

(d) Since January 1, 2011, none of the Company’s merchandise vendors has denied any product liability, Intellectual Property infringement or breach of warranty claim tendered to it by the Company in writing.

Section 4.19 Environmental Matters.

(a) Company has obtained all permits that are required under any Environmental Law. Company is in compliance in all material respects with all Environmental Laws and the terms and conditions of all permits issued pursuant to any Environmental Law.

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(b) There is no Environmental Claim pending or, to Company’s Knowledge, threatened as of the date of this Agreement against Company, nor to Company’s Knowledge do any facts or circumstances exist that would support such an Environmental Claim.

(c) Company has not installed, used, generated, treated, disposed of or arranged for the disposal of any Hazardous Substance in a manner so as to create any material liability under any Environmental Law for Company.

(d) Company has delivered to Buyer true and correct copies of all material reports and investigations prepared by or on behalf of Company or to Company’s Knowledge disclosed to Company, relating in any way to the environmental or physical condition of any of the Leased Real Property or relating to compliance with Environmental Law by Company.

Section 4.20 Company Employee Plans.

(a) Section 4.20(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all Company Employee Plans.

(b) Each Company Employee Plan has been maintained and administered in all material respects in accordance with ERISA, the Tax Code, all other Applicable Laws, and in accordance with its terms. With respect to each Company Employee Plan Company has provided to Buyer a complete and accurate copy of (i) the plan document for such Company Employee Plan (where no text exists, a written summary has been provided), and (ii) as applicable, the most recent annual report (Form 5500) filed with the IRS, (iii) as applicable, each trust agreement, group annuity contract, and summary plan description, summary of material modifications, if any, and amendments thereto relating to such Company Employee Plan and (iv) as applicable, the most recent opinion, advisory or determination letter received from the IRS.

(c) All contributions or premiums with respect to the Company Employee Plans have been timely paid or accrued consistent with Applicable Law.

(d) With respect to each Company Employee Plan (i) there has been no non-exempt prohibited transaction within the meaning of Section 406 of ERISA and Tax Code Section 4975; (ii) to the Company’s Knowledge, no unaffiliated third party fiduciary within the meaning of Section 3(21) of ERISA has breached any fiduciary duty imposed under Title I of ERISA and (iii) no other fiduciary within the meaning of Section 3(21) of ERISA has breached any fiduciary duty imposed under Title I of ERISA.

(e) Since 2008, neither Company nor any of its ERISA Affiliates has maintained, contributed to or been obligated to contribute to (i) a Company Employee Plan subject to Section 412 of the Tax Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” (as defined in Section 4063 of ERISA) or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

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(f) Except as set forth on Section 4.20(f) of the Company Disclosure Letter, Company is not a party to any oral or written compensatory agreement or understanding with any director, executive officer or other employee, or consultant of Company (i) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of the transactions contemplated by this Agreement, (ii) providing for employment that is not subject to termination by Company on notice of 30 days or less, (iii) providing severance benefits after the termination of employment of such director, executive officer, employee or consultant or (iv) the benefits of which shall be increased, or the vesting or payment of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement, except in the case of any of clauses (i) through (iv) as provided in this Agreement or as required by Applicable Law.

(g) No Company Employee Plan provides for medical or other welfare benefits to any employee beyond such employee’s retirement or other termination of service, except as required by Applicable Law.

(h) There is no claim, suit, action, proceeding or investigation pending, or to Company’s Knowledge, threatened against Company with respect to any Company Employee Plan or against any Company Employee Plan, except for routine claims in the Ordinary Course of Business for benefits, appeals of such claims and domestic relations order proceedings.

(i) Company has not announced any plan or commitment, whether legally binding or not, to create an additional Company Employee Plan or amend or modify any existing Company Employee Plan except as may be required by Applicable Law.

(j) Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Tax Code) that is subject to Section 409A of the Tax Code complies in all material respects with Section 409A of the Tax Code.

(k) All Company Employee Plans that are intended to be qualified under section 401(a) of the Tax Code have received opinion, advisory or determination letters from the IRS to the effect that such Company Employee Plans are qualified under section 401(a) of the Tax Code, no such determination letters have been revoked and revocation has not been threatened, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification. The trusts related to such Company Employee Plans are exempt from federal income Tax under section 501(a) of the Tax Code.

(l) Company has complied in all material respects with the continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 and any applicable state laws mandating welfare benefit continuation coverage for employees (“COBRA”). Section 4.20(l) of the Company Disclosure Letter sets forth a complete list of any Person who is receiving continuation coverage under COBRA as of the date hereof, and Company will supplement such list to be complete and accurate as of the Effective Time.

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(m) The Company will have no further liability or obligation after the Closing with respect to the Company Employee Plans terminated pursuant to Section 7.7, other than routine administrative and wind-down obligations generally applicable to termination of similar employee benefit plans and the funding of contributions accrued during the payroll period during which the Closing occurs or which relate to periods of service prior to the plan termination (provided the full amount of such contributions is reflected as a current liability on both the Estimated Closing Date Balance Sheet and the Closing Date Balance Sheet).

Section 4.21 Compliance with Law.

(a) Company has complied, and is now and at the Closing Date will be in compliance, in all material respects with all applicable laws, treaties, rules, regulations, ordinances, judgments, and orders of all Governmental Entities (“Applicable Laws”).

(b) Company holds all material permits, governmental licenses and approvals from, and has made all filings with, Governmental Entities that are necessary for Company to conduct its business as presently conducted without any violation of Applicable Laws (“Governmental Permits”), and all such Governmental Permits held by Company are in full force and effect. Since January 1, 2011, Company has not received any written notice from any Governmental Entity that (i) alleges any violation of Applicable Laws or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit, or (ii) threatens any revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

(c) Since January 1, 2011, neither Company, nor any officer, director or employee of Company, nor any agent or representative of Company, acting in such capacity, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) directly or indirectly violated or taken any act in furtherance of violating any provision of the Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010 or any other anti-bribery or anti-corruption laws of any jurisdiction applicable to Company (collectively, the “Anti-Corruption Laws”); or (iii) made any other payment or provided anything of value to anyone in violation of Applicable Laws. In addition, without limiting the foregoing, since January 1, 2011, Company has: (A) has maintained its books and records in a manner that, in reasonable detail, accurately and fairly reflects in all material respects the transactions and disposition of its assets; (B) has not established or maintained any material fund or asset that has not been recorded in its books and records; and (C) has maintained a system of internal accounting controls and procedures sufficient to provide reasonable assurance of compliance with the Anti-Corruption Laws and other Applicable Laws.

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(d) Company has not directly or indirectly sold or solicited any products to any entity or enterprise located in those countries that are identified in Part 746 (Embargoes and Other Special Controls) of the U.S. Export Administration Regulations, in the Sanctions Program of the U.S. Department of Commerce, by the U.S. Foreign Assets Control Regulations, or on the U.S. Department of State Defense Trade Controls Embargo Reference Chart. None of products Company manufactures, designs or sells are controlled under or subject to the International Traffic in Arms Regulations. Section 4.21(d) of Company Disclosure Letter includes a true and complete list of all Export Control Classification Numbers (ECCNs), and any export licenses or Commodity Classification Automated Tracking System (CCATS) numbers (as applicable) for all products currently manufactured, designed or sold by, and all technologies of, Company’s business. Without limiting Section 4.21(a), Company has at all times been, and is currently, in compliance with all U.S. and foreign customs and import laws and regulations, and has paid all fees, duties, levies and other amounts required to be paid pursuant thereto.

(e) There are no circumstances that would, if Company were subject to the Exchange Act, require disclosure by Company under Section 13(p) or Section 13(r) of the Exchange Act.

Section 4.22 Employee and Labor Matters.

(a) Company has complied, and is now and at the Closing Date will be in compliance, in all material respects with all Applicable Laws relating to employment, including laws relating to discrimination, hours of work, and the payment of wages or overtime wages. To Company’s Knowledge, there are no complaints, demands, lawsuits, or other proceedings pending against Company brought by or on behalf of any current or former applicant for employment, employee, independent contractor, or any class of the foregoing, relating to any such law or regulation, or alleging breach of any express or implied contract of employment, of any law or regulation governing employment or termination thereof, or of any other discriminatory, wrongful, or tortuous conduct in connection with the employment relationship.

(b) There are no pending or, to the Company’s Knowledge, threatened investigations, audits, complaints, or proceedings against Company by or before any Governmental Entity respecting or involving any current or former applicant for employment, any employee, independent contractor, or any class of the foregoing.

(c) Each employee has completed and Company has retained an Immigration and Naturalization Service Form I-9 in accordance with Applicable Laws. No current employee is an alien who is authorized to work in the United States in non-immigrant status.

(d) Company has paid in full all amounts owed to current and former Company employees for wages, salaries, bonuses, vacation, other paid time off, and commissions due and payable, and Company has fully reserved in its books of account all amounts, if any, for wages, salaries, vacation, other paid time off, bonuses, and commissions payable but not yet due to such Company employees.

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(e) Any individual who has performed or is performing services for Company who has been classified as an independent contractor, as an employee of some other entity whose services are leased to Company, or as any other non-employee category by Company has been or is correctly so classified and has not been or is not in fact a common law employee of Company.

(f) No Company employee is covered by any collective bargaining agreement, and no collective bargaining agreement is being negotiated by Company. Company is not the subject of any proceeding asserting that Company has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization. There are no pending or, to Company’s Knowledge, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving Company, and there have not been any such actions during the past five years. To Company’s Knowledge, no union organizing campaign or activity is in progress with respect to any employees of Company, and no question concerning representation exists respecting such employees.

(g) No current employee classified as “exempt” under the Fair Labor Standards Act has given notice to a Company representative of his or her intent to terminate employment with Company.

(h) The employment relationship between Company and each current employee is “employment at will.”

(i) Except as set forth on Section 4.22(i) of the Company Disclosure Letter, there are no workers’ compensation claims pending against Company, nor, to Company’s Knowledge, are there any facts that would give rise to such claim.

(j) Except as set forth on Section 4.22(j) of the Company Disclosure Letter, no current employee is receiving short or long term disability benefts or is on a leave of absence.

(k) Company has not engaged in any employee layoff or plant closing activities within the last three years that triggered the application of or violated the Worker Adjustment Retraining and Notification Act of 1988 (the “WARN Act”), or any similar state or local mass layoff statute, rule or regulation.

(l) Company is not a government contractor or subcontractor with any affirmative action obligations under state or federal law.

Section 4.23 Related Party Transactions. Except as set forth on Section 4.23 of the Company Disclosure Letter, no director or officer of Company, Holder, Affiliate of any Holder, or director or officer of any Holder or any such Affiliate (regardless of the capacity of such Person, including as an individual or trustee), to Company’s Knowledge, (a) has been involved in any business arrangement or relationship (including as a party to a contract) with Company at any time since January 1, 2013 (other than as a director, an employee or an independent contractor providing services to Company in the Ordinary Course of Business); (b) owns, licenses or leases any asset used in the business of Company; or (c) owns, directly or indirectly, any interest in any Person that competes with Company.

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Section 4.24 Certain Contracts.

(a) Company has not received any “rate negotiation services” within the meaning of the contract listed on Schedule 4.24(a) (“Specified Contract A”).

(b) The “Term” of the contract listed on Schedule 4.24(b) (“Specified Contract B”) shall expire no later than July 31, 2015, after which time Specified Contract B shall expire without any further obligation on behalf of Company or its Affiliates for the payment of any “Consulting Fee” (as defined in the Specified Contract B).

Section 4.25 Disclosure. The representations and warranties contained in this ARTICLE IV do not contain any untrue statement of a fact or omit a fact necessary to make the statements and information in this ARTICLE IV not misleading.

Section 4.26 Brokers and Finders. Neither Company nor any Affiliate of Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, except for any such fees and expenses included in the Closing Date Transaction Expenses as set forth in the Closing Certificate. Buyer and Surviving Corporation will not incur any liability, either directly or indirectly, to any investment banker, broker, finder or similar party as a result of this Agreement, the Merger or any act or omission of Company or any of its employees, officers, directors, stockholders, agents or Affiliates.

Section 4.27 NO ADDITIONAL REPRESENTATIONS OR WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV (AS MODIFIED BY THE COMPANY DISCLOSURE LETTER) OR OTHERWISE PROVIDED IN THIS AGREEMENT, COMPANY AND EACH PRINCIPAL HOLDER EXPRESSLY (I) DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF COMPANY AND ITS BUSINESS, PROPERTIES, RIGHTS, ASSETS, LIABILITIES AND FINANCIAL CONDITION AND (II) ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF COMPANY).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub, jointly and severally, represent and warrant to Company that the statements contained in this ARTICLE V are true and correct.

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Section 5.1 Organization, Standing and Power. Each of Buyer and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except in each case for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not have a Buyer Material Adverse Effect.

Section 5.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of Buyer and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Buyer and Merger Sub have been duly authorized by all necessary corporate action on the part of each of them. This Agreement has been duly executed and delivered by Buyer and Merger Sub and constitutes the valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, subject to the any applicable bankruptcy, reorganization, insolvency, moratorium, or other similar Applicable Laws affecting creditors’ rights generally and principles governing the availability of equitable remedies.

(b) The execution and delivery of this Agreement by Buyer and Merger Sub do not, and the consummation by Buyer and Merger Sub of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the articles of incorporation or bylaws of Buyer or Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on Buyer’s or Merger Sub’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which Buyer or Merger is a party or by which it or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in Section 5.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 5.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not have a Buyer Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Buyer’s common stock are listed for trading is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated by this Agreement.

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(d) No vote of the holders of any class or series of Buyer’s capital stock or other securities is necessary for the consummation by Buyer of the transactions contemplated by this Agreement.

Section 5.3 Litigation. As of the date of this Agreement, there is no lawsuit or other legal proceeding pending or, to the knowledge of Buyer, threatened, against Buyer or Merger Sub challenging the transactions contemplated by this Agreement or that would reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.4 Financial Capability. Buyer and Merger Sub collectively have or will have (when such amounts are required to be paid hereunder) sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement and to perform the other obligations of Buyer and Merger Sub contemplated by this Agreement.

Section 5.5 Brokers and Finders. Neither Company nor any Affiliate of Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement in each case based upon arrangements made by or on behalf of Buyer or Merger Sub. Company and the Holders will not incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement, the Merger or any act or omission of Buyer, Merger or any of their employees, officers, directors, stockholders, agents or Affiliates.

Section 5.6 NO ADDITIONAL REPRESENTATIONS OR WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE V OR OTHERWISE PROVIDED IN THIS AGREEMENT, BUYER AND MERGER SUB EXPRESSLY (I) DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED AND (II) ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO COMPANY, HOLDERS OR THEIR RESPECTIVE REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO COMPANY OR ANY HOLDER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF BUYER OR MERGER SUB).

ARTICLE VI

CONDUCT OF BUSINESS

Section 6.1 Covenants of Company. During the period commencing on the date of this Agreement and ending at the Closing or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), Company shall carry on its business in the Ordinary Course of Business and shall use commercially reasonable efforts to maintain and preserve its business organization, assets and properties and to preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business

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dealings with it. In addition and without limiting the foregoing, except for Company’s performance of its express obligations under this Agreement; or as set forth in Schedule 6.1, during the Pre-Closing Period, Company shall not, directly or indirectly, do any of the following without the prior written consent of Buyer:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities, or other property) in respect of, any of Company Stock; (ii) split, combine, or reclassify any of Company Stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of Company Stock or any of its other securities; or (iii) purchase, redeem, or otherwise acquire any shares of Company Stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Stock from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of services to Company;

(b) issue, deliver, sell, grant, pledge, or otherwise dispose of or encumber any shares of Company Stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than the issuance of shares of Company Stock pursuant to the exercise or settlement of Company Options or Company Warrants outstanding as of the date hereof;

(c) amend its certificate of incorporation or bylaws;

(d) make any expenditure or commitment in an amount in excess of $100,000 (in any one case) or $250,000 (in the aggregate), other than purchases of inventory in the Ordinary Course of Business;

(e) enter into any agreement, contract, covenant, instrument, lease, license or commitment involving an annualized cost to Company exceeding $50,000 (in any one case) or $100,000 (in the aggregate) or which would otherwise be a Company Material Contract, or terminate, extend, amend or modify the terms of any of the foregoing, except for terminations, extensions, amendments or modifications in the Ordinary Course of Business;

(f) enter into any inbound license agreement with respect to Intellectual Property with any third party (other than inbound “shrink-wrap” and similar publicly available commercial end-user licenses) or transfer to any Person any Intellectual Property, except for non-exclusive outbound license or service agreements entered into in the Ordinary Course of Business and in substantially the form delivered to Buyer or its counsel;

(g) commence, settle or compromise any litigation, except for settlements or compromises solely for cash and do not involve more than $100,000 in any one case or $250,000 in the aggregate;

(h) hire or fire any management employees;

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(i) enter into any agreement under which Company would be restricted from selling, licensing or otherwise distributing any products or providing services to customers or potential customers or any class of customers;

(j) pay, discharge or satisfy, in an amount in excess of $100,000 (in any one case) or $250,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any Indebtedness under the Credit Facility or any Closing Date Transaction Expenses, except in the Ordinary Course of Business;

(k) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material to Company, except in the case of this clause (ii) purchases of inventory in the Ordinary Course of Business or acquisitions pursuant to any existing Company Material Contract;

(l) sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of Company other than in the Ordinary Course of Business;

(m) make any changes in accounting methods, principles or practices, except as required by a change in GAAP;

(n) make, revoke or amend any Tax election, change any method of Tax accounting or Tax procedure or practice, settle, or compromise any material Tax contest with respect to Company;

(o) (i) incur any Indebtedness or guarantee any such Indebtedness of another Person (other than (A) in connection with the financing of trade receivables in the Ordinary Course of Business, (B) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business and (C) pursuant to existing credit facilities in the Ordinary Course of Business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances or capital contributions to, or investment in, any other Person; provided, however, that Company may, in the Ordinary Course of Business, invest in debt securities maturing not more than 90 days after the date of investment, (iv) grant or have come into existence any Lien on any asset other than a Permitted Lien; or (v) enter into any hedging agreement or other financial agreement or arrangement designed to protect Company against fluctuations in commodities prices or exchange rates;

(p) any other guarantee by Company or any of its Subsidiaries of the obligations of another Person; or

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(q) except as required to comply with Applicable Law, a Company Material Contract or a Company Employee Plan, (i) adopt, enter into, terminate or amend any employment, collective bargaining agreement or Company Employee Plan, (ii) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer or management employee, (iii) accelerate the payment, right to payment or vesting of any compensation or benefits other than as contemplated by this Agreement, (iv) grant any stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or (v) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan;

(r) enter into any arrangement or relationship of the type described in Section 4.23; or

(s) authorize any of the foregoing actions or commit or agree, in writing or otherwise, to take any of the foregoing actions.

Section 6.2 Confidentiality.

(a) The parties acknowledge that Buyer and Company have previously executed a confidentiality agreement, dated as of November 19, 2012 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein, until the Closing, at which time it shall terminate.

(b) From and after the date hereof, Company and each Principal Holder shall maintain in confidence, and each shall cause its agents, representatives and Affiliates to maintain in confidence, and none of them shall use to the detriment or competitive disadvantage of Buyer or its Affiliates, any confidential information of Buyer or its Affiliates obtained in connection with this Agreement or any of the transactions contemplated hereby and, after Closing, the confidential, proprietary or other non-public information of Company. The foregoing covenants shall not apply (i) with respect to information that is already known to a party or to others not bound by a duty of confidentiality or such information that becomes publicly available through no fault of such party, (ii) to the extent necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, (iii) to the extent required under Applicable Law, including reporting the transactions contemplated by this Agreement on Tax Returns and disclosure requirements under the federal securities laws and the rules and regulations issued thereunder, and (iv) to the extent necessary or appropriate in connection with the enforcement or defense of any right, remedy or claim relating to this Agreement or claims for indemnification made hereunder (including third-party claims). If the transactions contemplated by this Agreement are not consummated, Company and Principal Holders shall return or destroy as much of confidential information received from Buyer and Merger Sub as Merger Sub may reasonably request. Company and each Principal Holder acknowledge that they are aware of their obligations under Applicable Laws relating to trading in securities on the basis of material non-public information and agree not to trade on the basis of any such information received in connection with Agreement or the transactions contemplated hereby.

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ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Access to Information. During the Pre-Closing Period, Company shall afford to Buyer’s officers, employees, accountants, counsel and other representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, management employees and records as Buyer shall reasonably request, and, during such period, Company shall furnish promptly to Buyer all other information concerning its business, properties, assets and personnel as Buyer may reasonably request. Buyer will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. Notwithstanding the foregoing, Company may withhold (i) any document or information the disclosure of which would violate the terms of a confidentiality agreement with a third party, (ii) information that, if disclosed, would violate an attorney client or other privilege or would constitute a waiver of rights as to attorney work product or attorney-client privilege, or (iii) information, the disclosure of which would violate Applicable Law. If any material is withheld by Company pursuant to the preceding sentence, Company shall inform Buyer in writing as to the general nature of what is being withheld and the materiality or significance of such information and shall use commercially reasonable efforts to enable disclosure of such information.

Section 7.2 Actions to Close Transaction.

(a) Subject to the terms hereof, each of Company, Principal Holders, Buyer and Merger Sub shall use its and their commercially reasonable efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill and cause to be satisfied, the conditions in ARTICLE IX (but with no obligation to waive any such condition) and to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by any party hereto in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities laws; and (B) any other Applicable Law;

(iv) exercise their respective commercially reasonable efforts to have vacated any order, stay, decree, judgment, injunction (preliminary or permanent), statute, rule, or regulation that has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; and

(v) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

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(b) At or prior to Closing, each of Company and Buyer shall give any notices to third parties, and use, and cause their Subsidiaries, as applicable, to use, their commercially reasonable efforts to obtain (i) the Required Consents, (ii) any third-party consents that are disclosed or required to be disclosed in Company Disclosure Letter or are otherwise required in connection with the Merger, and (iii) any third party consents required in connection with the Merger that are required to prevent the occurrence of an event that would reasonably be expected to have a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Closing.

(c) Prior to Closing, Company shall use its commercially reasonable efforts to

(i) obtain a subordination, non-disturbance and attornment agreement for each Real Property Lease subject to any mortgage or other Lien, in form and substance reasonably satisfactory to Buyer, executed by each mortgagee or other party holding a Lien on such Leased Real Property, if any; and

(ii) obtain an estoppel certificate for each Real Property Lease, in a form and substance reasonably satisfactory to Buyer, executed by each applicable landlord.

Section 7.3 Press Releases and Public Announcements. Prior to Closing, neither Company and Holders, on the one hand, or Buyer and Merger Sub, on the other hand, will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party, except as may be required by Applicable Law. Following the Closing, Holders will not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer, except as may be required by Applicable Law.

Section 7.4 Notification of Certain Matters. During the Pre-Closing Period, each of Buyer and Merger Sub, on the one hand, and Company and the Principal Holders, on the other hand, shall give prompt notice to the other of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Closing, or (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section 7.4 will not limit or otherwise affect the remedies available hereunder to the other party or its Affiliates or the conditions to Buyer’s obligation to consummate the Closing.

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Section 7.5 Exclusivity. The Principal Holders and Company will not, directly or indirectly, through any representative or otherwise (a) solicit, or entertain offers from, negotiate with or in any manner initiate, encourage the submission of, discuss, accept or consider any inquiry, contact, proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets or business, of Company (including any acquisition structured as a merger, consolidation, share exchange, or otherwise) (a “Takeover Proposal”) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Company will notify Buyer of any such inquiry, contact, proposal, or offer within 24 hours of receipt or awareness thereof. Company, at the request of Buyer, shall require any Person who has previously received confidential information from Company in connection with any of the foregoing to return or destroy such information.

Section 7.6 Stockholder Consent and Related Matters.

(a) Immediately following the execution of this Agreement, Company will deliver to Buyer the Stockholder Consent, duly executed by each Principal Holder. During the Pre-Closing Period, Company shall use its reasonable efforts to obtain signatures to the Stockholder Consent of all Stockholders who did not execute such Stockholder Consent.

(b) Promptly following the date hereof, but in any event no later than the Business Day preceding the Closing Date, Company shall provide the notices required by Sections 228 and 262 of the DGCL to the Stockholders entitled to receive such notices. Such notices shall be substantially in the form of Exhibit E.

(c) Each Principal Holder agrees, until the earlier of the Effective Time and the termination of this Agreement, to vote its Company Stock or execute a written consent or consents, at every meeting (or in connection with any action by written consent, including the Stockholder Consent) of the Stockholders at which such matters are considered and at every adjournment or postponement thereof (including the Stockholder Consent): (i) in favor of the Merger and this Agreement and (ii) against (1) any Takeover Proposal, (2) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Principal Holders or Company under this Agreement or and (3) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of the conditions under this Agreement or change in any manner the voting rights of any class of shares of Company (including any amendments to Company’s organizational documents).

Section 7.7 Employee Matters.

(a) Prior to Closing, Company will take all actions necessary to terminate all Company Employee Plans listed on Schedule 7.7(a) as of no later than immediately prior to the Effective Time, including adopting the relevant resolutions to Company Employee Plans, making contributions to Company Employee Plans for all payroll periods ending prior to Closing, fully accruing for all other contribution obligations as current liabilities, and making all benefit payments in accordance with the terms of the Company Employee Plans and any other contractual obligations of the Company and Applicable Law.

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(b) Company shall accrue liabilities on the Estimated Closing Date Balance Sheet for the full amount of any vacation, paid time off, bonuses, commissions and other compensation that have accrued, been earned or become payable or which relate to periods prior to Closing and would accrue, be earned or become payable in the future.

(c) Each Person employed by the Company immediately preceding the Effective Time, including those on vacation, leave of absence, or disability (the “Company Employees”), will remain employed by the Company in a comparable position on and immediately after the Effective Time. For the avoidance of doubt, nothing in this Agreement shall obligate Buyer to continue to employee any Company Employee (or any other Person) on any certain terms or at all.

(d) Subject to Section 7.7(a), it is currently anticipated that the Company Employees will continue under the Company’s benefit plans immediately after the Effective Time. At such time as Buyer elects to make any employee benefit plan generally available to Buyer employees available to the Company Employees in lieu of a similar Company Employee Plan, then for purposes of such Buyer employee benefit plan, (i) each Company Employee shall receive credit for prior years of service with the Company for all purposes, (ii) each Company Employee shall be entitled to participate in such Buyer employee benefit plan, except pension plans under Section 3(2) of ERISA, without the application of any applicable waiting periods or, to the extent permitted by the terms of the applicable employee benefit plan, actively at work conditions, and (iii) with respect to medical plans, unless the transition of the Company’s medical plans occurs effective at the beginning of a new calendar year, Buyer shall provide the Company Employees with credit under the Buyer employee benefit plans for amounts paid towards deductibles, offsets, and maximum out of pocket requirements under the Company Employee Plans for the year in which such transition occurs. Buyer shall recognize prior years of service with the Company for determining each Company Employee’s eligibility to participate and vesting in a 401(k) plan sponsored and maintained by the Buyer.

(e) This Section 7.7 is not intended to confer any rights on any Holder, or to confer third-party beneficiary rights on any Person who is not a party to this Agreement.

Section 7.8 Director and Officer Indemnification. For not less than six (6) years after the Effective Time, unless otherwise required by Applicable Law, the governing documents of the Surviving Corporation and its Subsidiaries shall contain provisions no less favorable to the persons who were officers or directors of Company or any Company Subsidiary (to the extent such persons were serving as directors or officers of a Company Subsidiary on Company’s behalf) (collectively, the “D&O Indemnified Parties”) with respect to the indemnification of, advancement of expenses for, and exculpation from liabilities for, acts or omissions by them at any time at or prior to the Effective Time, than are set forth in Company’s Certificate of Incorporation and Bylaws, each as amended and in effect on the date of this Agreement. The Surviving Corporation shall indemnify and advance expenses to the D&O Indemnified Parties to

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the full extent provided by Company Certificate of Incorporation and Bylaw and shall not amend or otherwise modify such rights in any manner that would adversely affect the rights of the D&O Indemnified Parties, unless such modification is required by Applicable Law. All rights of the D&O Indemnified Parties to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in Company Certificate of Incorporation and Bylaws shall survive the Closing and shall continue in full force and effect in accordance with their terms. Buyer shall make proper provision so that the successors and assigns of Buyer shall assume all of the obligations thereof set forth in this paragraph. The obligations under this paragraph shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such Person (who shall be third party beneficiaries of this paragraph and shall be entitled to enforce the covenants contained herein).

Section 7.9 Inventory. The Company shall make arrangements prior to Closing to permit the completion of a product inventory on May 31, 2014.

Section 7.10 Stockholders Agreement. Company and Principal Holders hereby acknowledge and agree that the Amended and Restated Stockholders’ Agreement of Company, dated as of June 8, 2011, as amended, will automatically and without further action terminate at the Effective Time, without any further obligation or liability on part of Company.

Section 7.11 Further Assurances. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party will take such further action (including the execution and delivery of such further instruments and documents) as the other party may reasonably request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under ARTICLE XI).

ARTICLE VIII

TAX MATTERS

Section 8.1 Certain Tax Matters.

(a) Subject to Section 11.7, the Holders shall satisfy and pay (or cause to be satisfied and paid) in full, and will indemnify Buyer in respect of, and hold Buyer harmless against all Taxes with respect to (1) Company with respect to any Pre-Closing Tax Period, (2) a member of an affiliated, consolidated, combined or unitary group of which Company (or any predecessor thereto) is or was a member before Closing to which one or more entities other than Company is or was also a member, including Taxes pursuant to Treasury Regulation 1.1502-6 or any similar Applicable Law, and (3) a Person (other than Company) imposed on Company for any period as a transferee or successor with respect to a transaction occurring on or before the Closing Date, by Applicable Law, contract or otherwise (all of such Taxes being the “Pre-Closing Taxes”). Buyer will satisfy (or cause to be satisfied) in full when due all Tax liabilities with respect to any period that is not a Pre-Closing Tax Period. Notwithstanding the foregoing, Holders will only be liable for any Pre-Closing Taxes to the extent that such Taxes exceed the sum of (A) the amount, if any, of estimated Taxes paid for such Taxes, on or before the Closing Date plus (B) the amount, if any, accrued for such Taxes in the final Closing Working Capital.

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(b) Company will prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of Company required to be filed on or before the Closing Date (after taking into account extensions therefor). Company, in consultation with Representative, at the Holders’ expense, will prepare and timely file (or cause to be prepared and timely filed) all Tax Returns for Company for all periods ending on or prior to the Closing Date which are due after the Closing Date. Buyer will prepare and timely file (or cause to be prepared and timely filed) all Straddle Period Tax Returns of Company required to be filed after the Closing Date (after taking into account extensions therefor). All Tax Returns prepared pursuant to this Section 8.1(b) will be prepared in accordance with the past practice of Company (except to the extent otherwise required by Applicable Law). Company and Representative will deliver such completed, but unfiled, Tax Returns to Buyer for its review, comment and consent (which consent will not be unreasonably withheld or delayed) at least 30 days prior to the date targeted by Company to file such Tax Returns, which date will be no later than the due date for such Tax Returns (taking into account any permitted extensions). Buyer, Company and Representative agree to consult with each other and to resolve in good faith any issue arising as a result of the review of such Tax Returns to permit the filing of such Tax Returns as promptly as possible. If any Tax Return (whether original or amended) prepared (or caused to be prepared) by Buyer relates to any Pre-Closing Tax Period, then such Tax Return will be prepared in accordance with the past practice of Company (except to the extent otherwise required by Applicable Law) and Buyer will give to Representative a copy of such Tax Return as soon as practicable after the preparation, but before the filing, thereof for Representative’s review and comment. Buyer will make any changes to such Tax Return that are timely and reasonably requested.

(c) Each party will, and each party will cause its applicable Affiliates to, cooperate in all reasonable respects with respect to Tax matters and provide one another with such information as is reasonably requested to enable the requesting party to complete and file all Tax Returns it may be required to file (or cause to be filed) with respect to Company, to respond to Tax audits, inquiries or other Tax Proceedings and to otherwise satisfy Tax requirements. Such cooperation also will include promptly forwarding copies (to the extent related thereto) of relevant Tax notices, forms or other communications received from or sent to any Governmental Entity.

(d) For purposes of this Agreement, the portion of Tax with respect to the income, property or operations of Company that is attributable to any Straddle Period will be apportioned between the portion of the Straddle Period that extends before the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) and the portion of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period in accordance with this Section 8.1(d). The portion of such Tax attributable to the Pre-Closing Straddle Period will (i) in the case of any Taxes other than Income Taxes, sales or use taxes, value-added taxes, employment taxes, or withholding taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period, and (ii) in the case of any Income Taxes, sales or use taxes, value-added taxes, employment taxes, or withholding taxes, be deemed equal to the amount that would be payable if the Straddle

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Period ended on and included the Closing Date. To the extent that any Tax for a Straddle Period is based on the greater of a Tax on net income, on the one hand, and a Tax measured by net worth or some other basis not otherwise measured by income, on the other hand, the portion of such Tax related to the Pre-Closing Straddle Period will be determined based on the foregoing and based on the manner in which the actual Tax liability for the entire Straddle Period is determined.

(e) The Holders will pay all Transfer Taxes, and Representative and Buyer will cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of Applicable Law relating thereto.

Section 8.2 Cooperation and Records Retention. From time to time, Representative and Buyer shall provide, and shall cause their respective accountants and other representatives to provide, to each other on a timely basis, the information that they or their accountants or other representatives have within their control and that may be reasonably necessary in connection with the preparation of any Tax Return or the examination by any taxing authority or other administrative or judicial proceeding relating to any Tax Return. Buyer shall retain or cause to be retained, until the applicable statutes of limitations (including any extensions and carryovers) have expired, copies of all Tax Returns for all Tax periods beginning before the Closing Date, together with supporting work schedules and other records or information that may be relevant to such Tax Returns.

ARTICLE IX

CONDITIONS TO CLOSING

Section 9.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each party to this Agreement to effect the Closing shall be subject to the satisfaction on or prior to the Closing Date of the following conditions.

(a) Governmental Approvals. All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity required to be filed, be obtained or have occurred prior to the consummation of the Merger shall have been filed, been obtained, or occurred.

(b) No Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any order, stay, decree, judgment, injunction (preliminary or permanent), statute, rule, or regulation that is in effect and that has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) Stockholder Consent. Company shall have received the Stockholder Consent.

Section 9.2 Additional Conditions to Obligation of Buyer and Merger Sub. The obligation of Buyer and Merger Sub to effect the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Buyer.

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(a) Representations and Warranties. The representations and warranties of Principal Holders and Company set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representation or warranty is specifically made as of a particular date, in which case such representation or warranty shall be true and correct in all material respects as of such date); provided, however, that any such representations or warranties that are qualified by a Materiality Qualifier shall be true and correct in all respects to the extent so qualified. Buyer shall have received a certificate signed on behalf of Company by the Chief Executive Officer of Company certifying the satisfaction of the condition set forth in this Section 9.2(a).

(b) Performance of Obligations of the Principal Holders and Company. Principal Holders and Company shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to Closing, and Buyer shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer of Company.

(c) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, and Buyer shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer of Company.

(d) Payoff Letters. Company shall have obtained and delivered to Buyer one or more payoff letters, in form and substance reasonably satisfactory to Buyer, from Wells Fargo Bank, National Association (as lender under the Credit Facility), and the holders of any other Indebtedness of Company to be repaid at the Closing.

(e) Lien Releases. Company shall have caused the termination (or arranged for the termination upon Closing) of all UCC-1 filings, security agreements, registrations pledging any interest, or any other Liens on Company Stock or on any Company property or assets (other than Permitted Liens) and shall have provided evidence of such termination in a form satisfactory to Buyer.

(f) Termination of Affiliate Agreements. Each of the agreements listed on Schedule 9.2(f) shall have been terminated as of immediately prior to the Effective Time with no further liability or obligation of Surviving Corporation.

(g) Dissenting Shares. The number of Dissenting Shares shall constitute less than 5% of the outstanding shares of Company Stock.

(h) Restrictive Covenant Agreement. Robert H. Tolleson, Jr. shall have entered into a restrictive covenant agreement in substantially the form attached as Exhibit F.

(i) SMH Guaranty. The SMH Guaranty shall remain in full force and effect, and none of the SMH Guarantors shall have repudiated its obligations thereunder.

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(j) Delivery of Other Items. Company shall have delivered (or caused to be delivered) to Buyer each of the other items expressly contemplated to be so delivered at or prior to the Closing by this Agreement, including the following:

(i) the Paying Agent Agreement (the “Paying Agent Agreement”), substantially in the form of Exhibit G, duly executed by Company and the Paying Agent;

(ii) good standing certificates, dated within fifteen days before Closing, from the Secretary of State of the State of Delaware and the comparable authority in each jurisdiction where Company or any of its Subsidiaries is qualified to do business, stating that Company and each of its Subsidiaries is in good standing therein;

(iii) a non-foreign affidavit, dated the Closing Date and executed by an officer of Company, in form and substance required under the Treasury Regulations issued pursuant to section 1445 of the Tax Code and otherwise reasonably satisfactory to Buyer, accurately stating that Company is not a “foreign person” within the meaning of Section 1445 of the Tax Code;

(iv) a resignation letter from each director and officer of Company, confirming their removal as of the Effective Time as provided in Section 1.4; and

(v) a certificate of the secretary of Company certifying as to (A) a true, correct and complete copy of the certificate of incorporation of Company, (B) a true, correct and complete copy of the bylaws of Company, (C) a true, correct and complete copy of the resolutions of the Board of Directors of Company approving this Agreement, the Merger and the other transactions contemplated hereby, (D) a true, correct and complete copy of the executed Stockholder Consent, (E) the qualifications and authority of each person signing this Agreement or any Company Ancillary Document on behalf of Company, (F) the due mailing of the notices required by Sections 228 and 262 of the DGCL and (G) a summary of Dissenting Share matters, including the number of Dissenting Shares as of such date and copies of any notices related thereto received by the Company.

Section 9.3 Additional Conditions to Obligation of Principal Holders and Company. The obligation of Principal Holders and Company to effect the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, either of which may be waived, in writing, exclusively by Company:

(a) Representations and Warranties. The representations and warranties of Buyer and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representation or warranty is specifically made as of a particular date, in which case such representation or warranty shall be true and correct in all material respects as of such date) provided, however, that any such representations or warranties that are qualified by a Materiality Qualifier shall be true and correct in all respects to the extent so qualified. Company shall have received a certificate signed on behalf of Buyer by an authorized officer of certifying the satisfaction of the condition set forth in this Section 9.3(a).

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(b) Performance of Obligations of Buyer and Merger Sub. Buyer and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing, and Company shall have received a certificate signed on behalf of Buyer by an authorized officer of Buyer to such effect.

(c) Delivery of Other Items. Buyer shall have delivered (or caused to be delivered) to Company each of the other items expressly contemplated to be so delivered at or prior to Closing by this Agreement, including the following:

(i) the payments contemplated in Section 2.8(e); and

(ii) a counterpart to the Paying Agent Agreement.

ARTICLE X

TERMINATION AND AMENDMENT

Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Sections 10.1(b) to (f), by written notice by the terminating party to the other parties):

(a) by mutual written consent of Buyer and Company;

(b) by either Buyer or Company if the Merger shall not have been consummated by June 30, 2014 (the “Outside Date”), provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose breach of a representation, warranty, covenant or obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date;

(c) by either Buyer or Company if, notwithstanding such party’s compliance with Section 7.2(a)(iv), a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by Buyer if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Principal Holders or Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 9.2(a) or Section 9.2(b) not to be satisfied, and (ii) shall not have been cured within 30 days following receipt by Company of written notice of such breach or failure to perform from Buyer;

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(e) by Company if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Buyer or Merger Sub set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 9.3(a) or Section 9.3(b) not to be satisfied, and (ii) shall not have been cured within 30 days following receipt by Buyer of written notice of such breach or failure to perform from Company; or

(f) by Buyer, if Company has not timely delivered the Stockholder Consent as contemplated by Section 7.6.

Section 10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buyer, Merger Sub, Company, Principal Holders or their respective officers, directors, stockholders or Affiliates; provided that (a) any such termination shall not relieve any party from liability for any intentional or willful breach of this Agreement and (b) the provisions of Section 6.2 (Confidentiality), this Section 10.2 (Effect of Termination), Section 10.3 (Fees and Expenses) and ARTICLE XII (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement.

Section 10.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

Section 10.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made which by Applicable Law requires further approval by such stockholders without such further approval. In any event, subject to Section 2.8(f), this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto (which, in the case of Principal Holders, may be done on their behalf by Representative).

Section 10.5 Extension; Waiver. At any time prior to the Effective Time, to the extent permitted by the DGCL and subject to any requisite approval of the boards of directors of Merger Sub or Company, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. Any extension or waiver granted by Principal Holders may be executed and delivered on their behalf by Representative.

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ARTICLE XI

INDEMNIFICATION

Section 11.1 Indemnification by the Holders. Subject to the terms and conditions of this ARTICLE XI, from and after the Closing, the Holders shall (in accordance with Section 11.7) indemnify and defend Buyer, Surviving Corporation, or any employee, officer, director, stockholder, agent or Affiliate of Buyer and Surviving Corporation (the “Buyer Indemnified Parties”) in respect of, and hold Buyer Indemnified Parties harmless against, any and all liabilities, damages, losses, claims, demands, fines, fees, interest, penalties, assessments, costs, and expenses, including reasonable attorneys’ fees and expenses (collectively, “Damages”), incurred or suffered by a Buyer Indemnified Party resulting from, related to, or arising out of:

(a) any breach of a representation or warranty of Company or Holders contained in this Agreement or in any certificate or Transmittal Letter delivered pursuant hereto;

(b) any failure by Principal Holders or, at or prior to the Closing, Company to perform any covenant or agreement contained in this Agreement;

(c) Pre-Closing Taxes;

(d) Dissenting Shares;

(e) the failure or alleged failure of Company (or the Representative after the Closing) to allocate the Merger Consideration (including the Closing Merger Consideration, any Holder Adjustment Amount, any Representative Fund Remainder, and any Earn-out Payment) among the Holders in accordance with Applicable Law, Company’s Certificate of Incorporation, and the terms of Company Securities;

(f) any Closing Indebtedness, Closing Date Transaction Expense or Change in Control Payments, the amount of which was not otherwise deducted from the Merger Consideration in accordance with Section 2.1; or

(g) the applicability or alleged applicability of Specified Contract B to, or with respect to the costs or expenses of, Buyer Parent or any of its Subsidiaries (other than solely with respect to Company in the Ordinary Course of Business); provided, however, the obligation set forth in this Section 11.1(g) is expressly conditioned on the following:

(i) Buyer Parent and its Subsidiaries (other than the Company) do not engage the vendor in Specified Contract B to provide the same or similar services to Buyer Parent and/or its Subsidiaries (other than the Company);

(ii) Buyer Parent and its Subsidiaries (other than the Company) do not share with such vendor or provide access to such vendor its payment process agreements and payment processing costs statements as otherwise contemplated in the Specified Contract B; and

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(iii) that such Damages do not relate to the intentional use by Buyer Parent or its Subsidiaries (other than Company) of such vendor’s confidential information; provided, further, vendor’s confidential information shall not include any information to the extent that such information (x) is or becomes generally available to the public, (y) is lawfully available to Buyer Parent or its Subsidiaries (other than the Company) on a non-confidential basis, or (z) was independently developed by Buyer Parent or its Subsidiaries without use of or reference to the vendor’s confidential information.

Section 11.2 Indemnification by Buyer. Subject to the terms and conditions of this ARTICLE XI, from and after the Closing, Buyer shall indemnify and defend the Holders, or any employee, officer, director, stockholder, agent or Affiliate of the Holders (the “Holder Indemnified Parties”), in respect of, and hold the Holders harmless against, any and all Damages incurred or suffered by the Holders resulting from, related to, or arising out of:

(a) any breach of a representation or warranty of Buyer contained in this Agreement or in any certificate delivered pursuant hereto; or

(b) any failure by Buyer or, after the Closing, the Surviving Corporation to perform any covenant or agreement contained in this Agreement.

Section 11.3 Claims for Indemnification.

(a) Procedure for Claims. A Person entitled to indemnification under this ARTICLE XI (an “Indemnified Party”) wishing to assert a claim for indemnification under this ARTICLE XI (a “Claim”) shall deliver to the Person from whom indemnification is sought (the “Indemnifying Party”) a written notice (a “Claim Notice”) that (i) states in reasonable detail the facts constituting the basis for the Damages claimed, (ii) states the amount (the “Claim Amount”) of any Damages claimed by the Indemnified Party, to the extent then known, (iii) states that the Indemnified Party is entitled to indemnification under this ARTICLE XI, and (iv) includes a demand for payment in the amount of such Damages. The failure to give such Claim Notice will not relieve the Indemnifying Party of any liability hereunder, except to the extent that the Indemnifying Party demonstrates that it was prejudiced thereby. Within 15 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall (A) agree that the Indemnified Party is entitled to receive all of the Claim Amount, (B) agree that the Indemnified Party is entitled to receive part, but not all, of the Claim Amount (the “Agreed Amount”), or (C) contest that the Indemnified Party is entitled to receive any of the Claim Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claim Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within 30 days following the delivery by the Indemnifying Party of such response (the “Resolution Period”), the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 12.10.

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(b) Third-Party Claims. All claims for indemnification made under this ARTICLE XI resulting from, related to, or arising out of a third-party claim shall be subject to the following additional procedures and provisions. An Indemnified Party shall give prompt written notification to the Indemnifying Party of the commencement of any action, suit, or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim or demand by a third party. The failure to give such notification will not relieve the Indemnifying Party of any liability hereunder, except to the extent that the Indemnifying Party demonstrates that it was prejudiced thereby. Such notification shall (i) state in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such third-party claim, (ii) state that the Indemnified Party is entitled to Indemnification under this ARTICLE XI, and (iii) state the amount of the Damages being claimed. Within 30 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding, or claim with counsel reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party may not assume control of the defense of any action, suit, proceeding, or claim that seeks non-monetary relief, criminal penalties, or damages in excess of any Cap applicable thereto. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense at the Indemnifying Party’s expense. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have a conflict of interests that would not permit representation by one counsel with respect to such action, suit, proceeding, or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered Damages for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one additional counsel for all Indemnified Parties. The party controlling such defense shall (A) keep the other party advised of the status of such action, suit, proceeding, or claim and the defense thereof, (B) provide the other party with reasonable access to all relevant information and documentation relating to the claim and the prosecution or defense thereof, and (C) consider recommendations made by the other party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed in the case of a settlement where the only such liability or obligation of the Indemnified Party is the payment of monetary Damages for which the Indemnifying Party is responsible hereunder).

(c) All indemnity payments made under this Agreement shall be treated by the parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Applicable Law.

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Section 11.4 Survival.

(a) The representations and warranties of Principal Holders, Company and Buyer set forth in this Agreement (other than Fundamental Representations) shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the date eighteen months after the Closing Date, at which time they shall expire.

(b) Notwithstanding anything to the contrary in this Agreement, all Fundamental Representations shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the date that is 60 days following the expiration of the applicable statute of limitations with respect to the underlying subject matter thereof.

(c) The covenants and agreements of the parties set forth in this Agreement will remain in full force and effect in accordance with their terms; provided, however, that any claim for breach of a covenant or agreement that by its terms was to be performed prior to the Closing shall expire on the date eighteen months after the Closing.

(d) If an indemnification claim is properly asserted under this ARTICLE XI prior to the end of the applicable survival period, then the related representation, warranty, covenant or agreement shall continue to survive until, but only for the purpose of, the resolution of such claim.

Section 11.5 Limitations and Other Terms.

(a) Notwithstanding anything to the contrary herein, but subject to this Section 11.5(a), (i) the aggregate liability of the Holders for Damages under Section 11.1(a) shall not exceed an amount equal to $6,000,000 (the “Cap”); (ii) the Holders shall not be liable under Section 11.1(a) unless and until the aggregate Damages for all claims under Section 11.1(a) exceed an amount equal to $200,000 (the “Deductible”), at which time the Holders shall be liable only for Damages in excess of the Deductible; (iii) the rights to indemnification for Damages resulting from breaches of the Fundamental Representations or any other claim pursuant to Section 11.1 shall not exceed, in the aggregate, the aggregate Merger Consideration actually received by the Holders (the “Total Cap”);(iv) no individual Holder shall be liable under this Agreement or any Transmittal Letter for any amount in excess of the amount of the Merger Consideration actually received by such Holder and (v) the aggregate liability of the Holders for Damages under Section 11.1(g) shall not exceed an amount equal to $250,000. The limitations in the foregoing clauses (i) and (ii) shall not apply to a claim arising out of a breach of a Fundamental Representation or any representation that was fraudulently made. The limitations in the foregoing clauses (iii) and (iv) shall not apply in the case of fraud with respect to any Holder who either committed or had actual knowledge of such fraud (whether committed by any Holder, Company, any of its officers or employees or Representative).

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(b) Notwithstanding anything to the contrary herein, (i) the aggregate liability of Buyer and Surviving Corporation for Damages under Section 11.2(a) shall not exceed an amount equal to the Cap, and (ii) Buyer and Surviving Corporation shall not be liable under Section 11.2(a) unless and until the aggregate Damages for all claims under such section equal or exceed the Deductible, at which time Buyer and Surviving Corporation shall be liable only for Damages in excess of the Deductible; provided, however, that the limitations set forth in this Section 11.5(b) shall not apply to a claim arising out of a breach of a Fundamental Representation or any representation that was fraudulently made; provided further, that except in the case of fraud, the rights to indemnification for Damages resulting from breaches of the Fundamental Representations or any other claim pursuant to Section 11.2 shall not exceed, in the aggregate, the Total Cap.

(c) For purposes of this ARTICLE XI, the representations and warranties of each party in this Agreement (other than Section 4.6, Section 4.8, and Section 4.14(a)) and in any certificate delivered pursuant hereto shall be deemed not to include any Materiality Qualifiers.

(d) No right or obligation under this ARTICLE XI will be waived or otherwise affected by any knowledge (of any form or type) of Buyer or by any investigation, due diligence, or verification by or on behalf of Buyer. All representations, warranties, covenants, and agreements herein will be deemed material and relied upon by each party, and none will be waived by any failure to pursue any action or by consummation of the transactions contemplated herein.

(e) Except as they relate to a third party claim, none of the parties shall be liable to the other, whether in contract, tort or otherwise, for any punitive or exemplary or other similar type of damages that in any way arise out of, or relate to, or are a consequence of, its performance or nonperformance under this Agreement.

(f) All Damages under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damages constituting a breach of more than one representation, warranty, covenant or agreement. The Buyer Indemnified Parties shall not be entitled to indemnification with respect to any Damages to the extent that such Damages are actually reflected in Closing Working Capital or Closing Indebtedness.

(g) The amount of any Damages incurred or suffered by any Indemnified Party shall be calculated after giving effect to any amounts, including third-party insurance proceeds, actually recovered by the Indemnified Party (or any of its Affiliates) from any other third Person in respect of such Damages, net of any costs or expenses incurred by the Indemnified Party to secure such proceeds or recoveries (including the effect of any increase in insurance premiums). Subject to the rights of the Indemnifying Party in Section 11.5(h), the Indemnified Party shall not be obligated to seek any such proceeds or recoveries. If any such benefits or recoveries are received by an Indemnified Party (or any of its controlled Affiliates) with respect to any Damages after an Indemnifying Party has made an indemnity payment to the Indemnified Party with respect to such Damages, the Indemnified Party (or such Affiliate) shall pay the Indemnifying Party the amount of such benefits or recoveries (up to the amount of the Indemnifying Party’s indemnity payment).

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(h) Upon making any payment to an Indemnified Party in respect of any Damages, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party (and its Affiliates) against any third Person (including the Indemnified Party’s rights to insurance proceeds or recoveries in the manner described in Section 11.5(g)) in respect of the Damages to which the payment relates. Such Indemnified Party (and its Affiliates) and such Indemnifying Party will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

(i) After the Closing, except with respect to claims for equitable relief and except with respect to claims of fraud of any party hereto, the rights of the Indemnified Parties under this ARTICLE XI shall be the sole and exclusive remedies and rights of the Indemnified Parties and their respective Affiliates with respect to any and all claims arising under, out of, or related to this Agreement or relating to the transactions contemplated hereby.

(j) For purposes of this ARTICLE XI, any references to the Indemnifying Party (except provisions relating to an obligation to make any payments) shall be deemed to refer to Representative when the Holders are the Indemnifying Parties, and references to the Indemnified Party shall be deemed to refer to Representative when the Holders are the Indemnified Parties. Representative shall have full power and authority on behalf of each Holder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Holders under this ARTICLE XI.

Section 11.6 Set-Off; Recourse to Earn-Out Payment. Buyer and Surviving Corporation will have the right to set off and retain any Undisputed Indemnification Amount owed by Holders hereunder, including pursuant to Section 2.9, ARTICLE VIII, or this ARTICLE XI, against any amount payable by Buyer or Merger Sub to such Holder, including the Earn-Out Payment. The exercise of or failure to exercise such right of set off will not constitute an election of remedies or limit in any manner the enforcement of any other remedy that may be available to Buyer or Merger Sub. Notwithstanding the foregoing, in the event that any portion of the Earn-out Payment has been accrued but not yet paid (e.g. following the achievement of the Performance Objective for any Earn-Out Period, but prior to the payment of the Earn-Out Payment), Buyer and Surviving Corporation shall, prior to seeking recourse directly against any Holder, be required to set off any Undisputed Indemnification Amount against the Earn-out Payment. “Undisputed Indemnification Amount” shall mean any Damages payable from any Holder to any Buyer Indemnified Party as evidenced by (i) a judgment or order from a court of competent jurisdiction (which judgment or order is final and either non-appealable or the deadline to make appeal therefrom shall have passed) or (ii) a written acknowledgement executed by such Holder (or Representative in its capacity as such). In addition, Buyer and the Surviving Corporation may suspend payment of any Earn-Out Payment due and payable to the extent (but only the extent) of any outstanding Claims until final resolution of such Claims. Upon final resolution of such Claims, Buyer shall promptly pay such suspended Earn-Out Payment (less any Undisputed Indemnification Amount).

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Section 11.7 Nature of Holders’ Obligations.

(a) Joint and Several Liability. Subject to the limitations of Section 11.5(a) (to the extent applicable), each Joint Indemnification Holder is jointly and severally liable for any amount due from the Holders with respect to (i) the payment of any portion of the Final Adjustment Amount required to be paid by the Holders pursuant to clause (ii)(B) of Section 2.9(d) and (ii) the indemnification obligations of the Holders set forth in Section 11.1. For greater clarity, this means that each Joint Indemnification Holder is liable to Buyer and Surviving Corporation for the entirety of such obligations without regard to such Joint Indemnification Holder’s Pro Rata Share. Notwithstanding anything in this Agreement to the contrary, and without limiting their several obligations, in no event shall any Joint Indemnification Holder (or the Joint Indemnification Holders collectively) be subject to further joint liability with respect to any obligations or liabilities of the Holders once the Buyer Indemnified Parties have actually recovered $6,000,000 (the “Joint Indemnification Cap”) from the Holders under Section 2.9(d) and Section 11.1. Once the Joint Indemnification Cap has been met, each Joint Indemnification Holder shall thereafter be deemed a Several Indemnification Holder with respect to all amounts payable in excess of the Joint Indemnification Cap.

(b) Several Liability. Subject to the limitations of Section 11.5(a) (to the extent applicable), each Several Indemnification Holder is liable, severally and not jointly, for its Pro Rata Share of any amount due from the Holders with respect to (i) the payment of any portion of the Final Adjustment Amount required to be paid by the Holders pursuant to clause (ii)(B) of Section 2.9(d) and (ii) the indemnification obligations of the Holders set forth in Section 11.1; provided, however, the foregoing limitations to do not limit a Several Indemnification Holder’s liability for any Damages resulting from, related to or arising out of any breach of a representation or warranty specifically related to such Several Indemnification Holder or the failure of such Several Indemnification Holder to perform any covenant or agreement specifically relating to it or in the case of fraud.

(c) Contribution Among Holders. Subject to the terms of the Contribution Agreement, if any Holder is obligated to pay money in satisfaction of a claim with respect to (i) the payment of any portion of the Final Adjustment Amount required to be paid by the Holders pursuant to clause (ii)(B) of Section 2.9(d) or (ii) the indemnification obligations of the Holders set forth in Section 11.1, and the allocation of such payment among Holders does not reflect a pro rata allocation of the payment among the Holders (based on each Holder’s Pro Rata Share), then any Holder who paid less than such Holder’s Pro Rata Share shall contribute immediately available funds to each Holder who paid more than such Holder’s Pro Rata Share such that after the contributory payments have been made, each Holder shall have paid such Holder’s Pro Rata Share. This Section 11.7(c) and the Contribution Agreement contain agreements by and among Holders only; and neither Buyer nor Surviving Corporation will have any right or liability in connection with this Section 11.7(c).

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ARTICLE XII

MISCELLANEOUS

Section 12.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, with return receipt requested postage prepaid, (ii) one Business Day after being sent for next Business Day delivery via a reputable nationwide overnight courier service, with delivery confirmation requested and fees prepaid, (iii) on the date of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by electronic mail or facsimile, so long as a courtesy copy is sent as provided in clauses (i) or (ii) no later than the next Business Day, or (iv) the date such notice is actually received by the party for whom it is intended (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) in the case of any other means of transmission (including personal delivery, messenger service or ordinary mail), in each case to the intended recipient as set forth below:

(a)	if to Buyer, Merger Sub or Surviving Corporation:

c/o United Stationers Inc.

One Parkway North Boulevard

Suite 100

Deerfield, Illinois 60015-2559

Attn:     Senior Vice President, General Counsel and Secretary

Fax:      847-627-7087

Tel:      847-627-2087

Email:   eblanchard@ussco.com

with a copy to (which shall not constitute notice):

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402-3924

Attn:     Michael A. Stanchfield

Fax:     (612) 766-1600

Tel:     (612) 766-7764

Email:   Mike.Stanchfield@FaegreBD.com

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(b)	if to Company prior to the Merger:

CPO Commerce, Inc.

120 West Bellevue Drive

Suite 300

Pasadena, CA 91105-2579

Attn:   Rob Tolleson

Fax:    (626) 208-1827

Tel:     (626) 585-3600

Email:  rtolleson@cpocommerce.com

with a copy to (which shall not constitute notice):

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309-3424

Attn:    J. Mark Ray

Fax:    (404) 881-7739

Tel:     (404) 253-8293

Email:  mark.ray@alston.com

(c)	if to Representative or Principal Holders generally:

Capstar Capital, LLC

1703 West Fifth Street, Suite 800

Austin, Texas 78703

Attn:    Robert Hicks

Fax:    (512) 340-7805

Tel:    (512) 340-7808

Email:  rhicks@capstarpartners.com

with a copy to (which shall not constitute notice):

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

Attn:    J. Mark Ray

Fax:    (404) 881-7739

Tel:    (404) 253-8293

Email:  mark.ray@alston.com

(d)	if to a particular Principal Holder, as set forth on Schedule A.

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Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

Section 12.2 Entire Agreement. Subject to Section 6.2(a), this Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof.

Section 12.3 No Third-Party Beneficiaries. Except as provided in ARTICLE XI, Section 7.8 and Section 12.14, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto.

Section 12.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 12.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 12.6 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement and the signature pages by facsimile transmission or other electronic means shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes. This Agreement is a contract under seal under Delaware law and the word “SEAL” next to each party’s signature has the same effect as if such party’s seal were affixed hereto. For the avoidance of doubt, no defect relating to the authorization, execution and delivery of this Agreement by any Principal Holder will affect the validity or enforceability of this Agreement with respect to Company, Representative and the other Principal Holders.

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Section 12.7 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

Section 12.8 Governing Law. This Agreement and any controversy related to, arising out of, caused by, or resulting from this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

Section 12.9 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 12.10 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of

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any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 12.1. Nothing in this Section 12.10, however, shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law.

Section 12.11 Company Disclosure Letter. Company Disclosure Letter shall be arranged in Sections corresponding to the numbered Sections contained in ARTICLE III and ARTICLE IV, and the disclosure in any Section shall qualify (a) the corresponding Section in ARTICLE III and ARTICLE IV, and (b) the other Sections in ARTICLE III and ARTICLE IV, only to the extent that it is reasonably apparent on the face of such disclosure that it also qualifies or applies to such other Sections. The inclusion of any information in Company Disclosure Letter, or in any update thereto, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect, or is outside the Ordinary Course of Business.

Section 12.12 Waiver of Jury Trial. Each party hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement hereof.

Section 12.13 Performance of Merger Sub. Buyer will cause Merger Sub, and following the Effective Time, the Surviving Corporation, to perform its obligations under this Agreement.

Section 12.14 Waiver of Conflict; Disposition of Attorney-Client Privilege.

(a) In any dispute or proceeding arising under or in connection with this Agreement, any or all of the Holders shall have the right, at their election, to retain the firm of Alston & Bird LLP to represent them in such matter, and Buyer, for itself and for its successors and assigns, hereby irrevocably waives, and shall cause the Surviving Corporation and the Surviving Corporation’s Subsidiaries to waive, any objection and consent to any such representation in any such matter notwithstanding Alston & Bird LLP’s representation of Company prior to the Closing. The foregoing waiver shall not apply in the event that Buyer engages Alston & Bird LLP to provide legal services to the Surviving Corporation or any of the Surviving Corporation’s Subsidiaries after the Closing Date.

(b) Buyer, for itself and its successors and assigns, hereby irrevocably acknowledges and agrees that all communications among Company (prior to the Closing), the Holders and their counsel, including Alston & Bird LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement or any other agreement contemplated hereby, or any matter relating to any of the foregoing, are privileged communications among Company, the Holders and such counsel and after the Closing, the privilege shall remain within the exclusive control of the Holders. In

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addition, if the Merger is consummated, all of Company’s privileged records related to such transactions will become property of (and be controlled by) the Representative, and the Surviving Corporation shall not be entitled to copies of such records (it being understood that the Surviving Corporation shall have no obligation to expunge such records). Notwithstanding the foregoing, the Holders and the Representative shall use reasonable efforts to protect such privilege with respect to third parties and shall not waive or compromise such privilege without the express consent of Buyer. The parties acknowledge that such privileged information may also be subject to the “common interest” or “joint defense” privilege.

(c) Alston & Bird LLP is an intended beneficiary of this Section 12.14 and is entitled to enforce this provision.

ARTICLE XIII

DEFINITIONS

Section 13.1 Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

(a) “Affiliate” means with respect to any party, any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

(b) “Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in Chicago, Illinois or Pasadena, California are permitted or required by law, executive order, or governmental decree to remain closed.

(c) “Buyer Material Adverse Effect” means any material adverse effect on the ability of Buyer or Merger Sub to consummate the Merger.

(d) “Buyer Parent” means United Stationers Inc., a Delaware corporation and the publicly traded parent company of Buyer and Merger Sub.

(e) “Change in Control Payment” means any commission, settlement, bonus, or other similar payment payable by Company to any member of management, other employees of Company, or any other Person that is compensatory in nature and that is accelerated or triggered upon the consummation of the Merger or other transactions contemplated hereby.

(f) “Closing Cash” means the sum of all cash and cash equivalents held by Company (including marketable securities and short term investments but excluding checks and other instruments that are subsequently dishonored), in each case, measured as of 11:59 p.m. Pacific Time on the Closing Date (provided that for purposes hereof, changes to Closing Cash as a result of actions taken by Company or Buyer subsequent to the Effective Time outside the Ordinary Course of Business shall be disregarded). Closing Cash shall include the aggregate exercise price received by Company prior to Closing for all Company Options and Company Warrants exercised immediately prior to or otherwise in connection with the Closing (but excluding, for the avoidance of doubt, outstanding checks and the exercise price of Company Options and Company Warrants cancelled at the Effective Time pursuant to Section 2.3 and Section 2.3(a)).

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(g) “Closing Date Transaction Expenses” means all fees, costs, and expenses incurred by or on behalf of Company in connection with this Agreement and the transactions contemplated hereby, including legal, accounting, and investment banking fees, that remain unpaid immediately prior to the Closing (including the fees of the Paying Agent).

(h) “Closing Indebtedness” means the sum of (i) all Indebtedness of Company as of immediately prior to the Effective Time and (ii) all prepayment premiums or penalties, and fees and expenses related to such Indebtedness (including any prepayment premiums payable as a result of the consummation of the transactions contemplated by this Agreement) as of immediately prior to the Effective Time.

(i) “Closing Working Capital” means (a) the sum of net receivables (trade receivables and vendor program receivables less allowance for sales returns), merchandise inventories, and prepaid expenses and other current assets; less (b) the sum of accounts payable (including Credit Card Debt and outstanding checks) and current accrued expenses and other liabilities, all as of 11:59 p.m. Pacific Time on the Closing Date (provided that for purposes hereof, changes to Closing Working Capital as a result of actions taken by Company or Buyer subsequent to the Effective Time outside the Ordinary Course of Business (or arising by virtue of Buyer’s ownership of the Company) shall be disregarded); all as such terms (other than “Credit Card Documents” and “outstanding checks”) are used in Company’s audited balance sheet as of February 1, 2014 and in accordance with the Balance Sheet Principles and, subject to the Balance Sheet Principles, GAAP consistently applied with past practices used in preparing such balance sheet. The calculation of Closing Working Capital shall be consistent with the computation and presentation of working capital on Schedule B. For purposes of clarity, Closing Working Capital shall not include any Closing Cash or any Closing Indebtedness but shall include outstanding checks for the exercise price of Company Options and Company Warrants exercised immediately prior to or otherwise in connection with the Closing (to the extent not included in the calculation of Closing Cash) so long as such checks are not subsequently dishonored and shall also include the employer portion of any payroll Taxes that are incurred in connection with the payments to be made with respect to the Company Options as set forth in Section 2.3(b).

(j) “Common Stock Closing Per Share Merger Consideration” means the amount of the Closing Merger Consideration for each share of Company Common Stock, as set forth on the Allocation Certificate.

(k) “Company Common Stock” means each share of Company’s common stock, par value $0.001 per share.

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(l) “Company Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation (but excluding the payment of regular salary and wages), including insurance coverage, severance, retention incentives, flexible spending accounts, medical, dental, vision, prescription drug, transportation, disability, paid time off, vacation, holiday, sick leave, educational assistance, adoption assistance, or fringe benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other equity based awards, or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, in each case (i) for the benefit of, or relating to, any current or former employee, director or officer (or dependent) of Company or its ERISA Affiliates, (ii) maintained, contributed to, or agreed to by Company or its ERISA Affiliates or (iii) with respect to which Company or any of its ERISA Affiliates is under any obligation to contribute or has liability, whether current or contingent.

(m) “Company Material Adverse Effect” means any material adverse change, event, circumstance, occurrence, fact, or development with respect to, or that has or could reasonably be expected to have a material adverse effect on, (i) the business, condition (financial or otherwise), assets, properties, liabilities, operations, or results of operations of Company and its Subsidiaries, taken as a whole, or (ii) the ability of Company or any Principal Holder to consummate the transactions contemplated hereby; provided, however, that notwithstanding the foregoing, Company Material Adverse Effect shall not include any change, event, development, effect, occurrence, fact, or circumstance resulting from, arising out of, or related to (A) changes in, or generally affecting, the industry in which Company participates, (B) changes in general economic, financial, credit market, political, or social conditions; (C) the announcement or consummation of this Agreement or the transactions contemplated hereby, (D) the taking of any action or any omission required to comply with the terms of this Agreement or at the other parties’ request or with the other parties’ consent; (E) any change in accounting requirements or principles or any change in Applicable Laws or the interpretation thereof; (F) earthquakes, hurricanes, floods, or other natural disasters; or (G) hostilities, acts of war, sabotage, or terrorism, or military actions, unless in case of clauses (A), (B) and (E), such change, event, development, effect, occurrence, fact, or circumstance has a disproportionate effect on Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which Company conducts its business.

(n) “Company Options” means each option to acquire Company Stock, including all options issued under the Company Stock Plans or otherwise.

(o) “Company Preferred Stock” means each share of Company’s preferred stock, par value $0.001 per share.

(p) “Company Securities” means, collectively, Company Stock, Company Options and Company Warrants.

(q) “Company Software” means software applications developed by or on behalf of Company, including related documentation but excluding Third Party Software and third party Open Source Software.

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(r) “Company Stock” means, collectively, Company Common Stock and Company Preferred Stock.

(s) “Company Stock Plans” means (i) Company’s 2003 Long-Term Incentive Plan and (ii) Company’s 2006 Long-Term Incentive Plan, each as amended.

(t) “Company Warrants” means each warrant to acquire Company Stock.

(u) “Company’s Knowledge” means, with respect to any fact or matter in question, the actual knowledge of the Chief Executive Officer and Chief Operating Officer of Company and the knowledge they would reasonably be expected to have after making a reasonable inquiry.

(v) “Credit Card Debt” means amounts outstanding under Company’s commercial card facility.

(w) “Credit Facility” means Company’s revolving line of credit with Wells Fargo Bank, National Association.

(x) “DGCL” means the Delaware General Corporation Law.

(y) “Environmental Claim” means any written claim, demand, suit, action, proceeding, order, investigation or notice by any Person alleging any potential liability (including potential liability for investigatory costs, risk assessment costs, cleanup costs, removal costs, remedial costs, operation and maintenance costs, governmental response costs, natural resource damages, or penalties) arising out of, based on, or resulting from (i) noncompliance or alleged noncompliance with any Environmental Law or permit, (ii) injury or damage (or alleged injury or damage) arising from exposure to Hazardous Substances, or (iii) the presence, Release or threatened Release into the environment, of any Hazardous Substance at or from any location, whether or not owned, leased, operated or otherwise used by Company.

(z) “Environmental Law” means any law, regulation, order, decree or permit requirement of any Governmental Entity relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.

(aa) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(bb) “ERISA Affiliate” of Company means any other entity which, together with Company, would be treated as a single employer under Tax Code Section 414.

(cc) “Fundamental Representations” means (i) with respect to Principal Holders, those representations and warranties set forth in Section 3.1 (Company Stock), Section 3.2(a) (Authority), and Section 3.5 (Brokers and Finders); (ii) with respect to Company, those representations and warranties set forth in Section 4.3 (Capitalization), Section 4.5(a) (Authority), Section 4.9 (Taxes), and Section 4.26 (Brokers and Finders); and (iii) with respect to Buyer, those representations and warranties set forth in Section 5.2(a) (Authority) and Section 5.5 (Brokers and Finders).

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(dd) “Hazardous Substance” means (i) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law, or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

(ee) “Holdback Amount” means $500,000.

(ff) “Holder” means (i) each Stockholder, (ii) each holder of any Company Options outstanding immediately before the Effective Time, and (iii) each holder of any Company Warrants outstanding immediately before the Effective Time.

(gg) “Indebtedness” means, without duplication, (i) all obligations for borrowed money (including all sums due on early termination and repayment or redemption calculated to the Closing Date) or extensions of credit (including under bank overdrafts and advances but excluding Credit Card Debt and outstanding checks) (ii) all obligations evidenced by bonds, debentures, notes, or other similar instruments (including all sums due on early termination and repayment or redemption calculated to the Closing Date), (iii) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, (iv) all obligations to reimburse the issuer in respect of amounts outstanding under letters of credit or under performance or surety bonds, or other similar obligations, (v) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements, (vi) all obligations of the type referred to in clause (i) through (v) above of others secured by a Lien on any asset of Company, and (vii) all accrued interest related to any of the foregoing.

(hh) “IRS” means the Internal Revenue Service.

(ii) “Joint Indemnification Holders” means (i) Capstar Capital LLC, (ii) Robert H. Tolleson, Jr., and (iii) SMH CPO Commerce, LLC.

(jj) “Lien” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

(kk) “Materiality Qualifier” means a qualification to a representation or warranty by use of “material,” “materially,” “in all material respects,” or other variations of the word “material” or by a reference regarding the occurrence or non-occurrence or possible occurrence or non-occurrence of a Company Material Adverse Effect or Buyer Material Adverse Effect, as applicable.

(ll) “Neutral Auditor” means PricewaterhouseCoopers LLP or an alternative financial expert from a nationally recognized independent public accounting firm jointly selected by Buyer and Representative.

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(mm) “Open Source Software” means any software (other than Company Software) distributed under any license that requires that any other software incorporated into, derived from, or distributed with such software (i) be disclosed, distributed or made available in source code form or (ii) be licensed for the purposes of preparing derivative works.

(nn) “Ordinary Course of Business” means the ordinary course of conduct of the business of Company, which is consistent in nature, scope and magnitude (including with respect to quantity and frequency) with past practices of Company and is taken in the ordinary course of the normal, day-to-day operations.

(oo) “Preferred Stock Closing Per Share Merger Consideration” means, for any series of Company Preferred Stock, the amount of the Closing Merger Consideration for each share of such series of Company Preferred Stock, as set forth on the Allocation Certificate. Such amount shall include all accrued interest and other amounts payable with respect to the Company Preferred Stock

(pp) “Permitted Lien” means (i) statutory Liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings (provided appropriate reserves have been made in respect thereof); (ii) Liens for deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, or similar programs mandated by Applicable Law; (iii) Liens, whether statutory or common law, that are not yet due and payable and were incurred in the Ordinary Course of Business, in favor of carriers, warehousemen, mechanics, and materialmen, to secure claims for labor, materials, or supplies, and other like liens; and (iv) generally applicable restrictions on the transfer of securities imposed by state or federal securities laws.

(qq) “Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not a legal entity, or any Governmental Entity.

(rr) “Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) any Pre-Closing Straddle Period.

(ss) “Pro Rata Share” means the pro rata percentage of each Holder set forth on the Allocation Certificate.

(tt) “Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emitting, emptying, escaping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the uncontrolled presence or the movement of Hazardous Substances through the ambient air, soil, subsurface water, groundwater, wetlands, lands or subsurface strata, directly or indirectly into the environment.

(uu) “Representative Payment” means a portion of the Merger Consideration equal to $1,100,000, which will be delivered by Buyer to Representative (on behalf of the Holders), in cash by wire transfer of immediately available funds to the bank account designated by Representative by written notice to Buyer at least three Business Days before the Closing Date.

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(vv) “Securities Act” means the Securities Act of 1933.

(ww) “Several Indemnification Holders” means the Holders other than the Joint Indemnification Holders.

(xx) “SMH Guarantors” means each of (i) Don Sanders, (ii) Don Weir, (iii) Julie Ellen Weir, (iv) Don V. Weir, as trustee of the Sanders 1998 Children’s Trust dated December 1, 1997, (v) Kathy Sanders and (vi) Chip Davis.

(yy) “Software” means software applications used by Company, including Open Source Software, Company Software and Third Party Software.

(zz) “Stockholder” means each holder of any shares of Company Stock immediately before the Effective Time.

(aaa) “Straddle Period” means any complete Tax period of Company relating to any Tax that includes but does not end on the Closing Date.

(bbb) “Subsidiary” means any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (i) more that 50% of the voting power of all outstanding stock or ownership interests of such entity or (ii) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(ccc) “Tax” or “Taxes” means all federal, territorial, state, provincial, local or foreign government taxes, levies, assessments, duties, imposts or other like assessments (including estimated taxes), including income, profits, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, excise, capital, wage, employment, payroll, withholding, Social Security, Medicare, severance, occupation, import, custom, duties, stamp, documentary, mortgage, alternative, add-on minimum, environmental, escheat, abandoned property, franchise or other governmental taxes or obligations, imposed by any Governmental Entity, including any interest, penalties or fines applicable or related thereto.

(ddd) “Tax Code” means the Internal Revenue Code of 1986.

(eee) “Tax Return” means collectively: (i) all reports, declarations, filings, questionnaires, estimates, returns, information statements and similar documents relating to, or required to be filed in respect of any Taxes, including any amendments thereof; and (ii) any statements, returns, reports, or similar documents required to be filed pursuant to Part III of Subchapter A of Chapter 61 of the Tax Code or pursuant to any similar income, excise or other Tax provision of any Applicable Law, including any amendments thereof; and the term “Tax Return” means any one of the foregoing Tax Returns.

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(fff) “Third Party Software” means software applications owned by a third party and licensed to Company pursuant to an Inbound License.

(ggg) “Working Capital Deficiency” means the amount (if any) by which the Closing Working Capital is less than the Working Capital Target.

(hhh) “Working Capital Excess” means the amount (if any) by which the Closing Working Capital is greater than the Working Capital Target.

(iii) “Working Capital Target” means $250,000.

Section 13.2 Additional Defined Terms. The following terms shall have the meanings set forth in the sections of this Agreement indicated below:

Defined Term	Section
“Achievement Percentage”	Section 2.10(a)
“Agreed Amount”	Section 11.3(a)
“Agreement”	Preamble
“Allocation Certificate”	Section 2.8(c)
“Anti-Corruption Laws”	Section 4.21(c)
“Applicable Laws”	Section 4.21(a)
“Book-Entry Share”	Section 2.5(b)
“Business”	Recitals
“Buyer”	Preamble
“Buyer Indemnified Parties”	Section 11.1
“Cap”	Section 11.5(a)
“Certificate of Merger”	Section 1.1
“Claim”	Section 11.3(a)
“Claim Amount”	Section 11.3(a)
“Claim Notice”	Section 11.3(a)
“Closing”	Section 1.2
“Closing Certificate”	Section 2.8(b)
“Closing Date Balance Sheet”	Section 2.9(a)
“Closing Date”	Section 1.2
“Closing Merger Consideration”	Section 2.1
“Closing Option Payments”	Section 2.5(b)(iii)
“COBRA”	Section 4.20(l)
“Common Stock Per Share Merger Consideration”	Section 2.2(a)(iii)
“Company”	Preamble
“Company Ancillary Document”	Section 4.5(a)
“Company Balance Sheet”	Section 4.6
“Company Disclosure Letter”	ARTICLE III
“Company Employees”	Section 1.2(c)
“Company Financial Statements”	Section 4.6
“Company IP”	Section 4.12(a)

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Defined Term	Section
“Company Material Contracts”	Section 4.14(a)
“Company Registered IP”	Section 4.12(a)
“Company-Owned IP”	Section 4.12(b)
“Confidentiality Agreement”	Section 6.2(a)
“Contribution Agreement”	Section 2.7(b)
“Damages”	Section 11.1
“Deductible”	Section 11.5(a)
“DGCL”	Recitals
“D&O Indemnified Parties”	Section 7.8
“Dissenting Shares”	Section 2.6(a)
“Earn-Out Amount”	Section 2.10(a)
“Earn-Out Objection Notice”	Section 2.10(b)
“Earn-Out Payment Date”	Section 2.10(c)
“Earn-Out Payment”	Section 2.10(a)
“Earn-Out Period”	Section 2.10(a)
“Earn-Out Schedule”	Section 2.10(b)
“Effective Time”	Section 1.1
“Estimated Change in Control Payments”	Section 2.8(b)(vi)
“Estimated Closing Cash”	Section 2.8(b)(ii)
“Estimated Closing Date Balance Sheet”	Section 2.8(b)(i)
“Estimated Closing Date Transaction Expenses”	Section 2.8(b)(iv)
“Estimated Closing Indebtedness”	Section 2.8(b)(v)
“Estimated Working Capital Deficiency”	Section 2.8(b)(iii)
“Estimated Working Capital Excess”	Section 2.8(b)(iii)
“Exchange Fund”	Section 2.5(a)
“Final Adjustment Amount”	Section 2.9(a)
“Final Closing Merger Consideration”	Section 2.9(a)
“GAAP”	Section 4.6
“Governmental Entity”	Section 3.2(c)
“Governmental Permits”	Section 4.21(b)
“Holder Adjustment Amount”	Section 2.9(d)
“Holder Indemnified Party”	Section 11.2
“Inbound Licenses”	Section 4.12(b)
“Indemnified Party”	Section 11.3(a)
“Indemnifying Party”	Section 11.3(a)
“Intellectual Property Agreements”	Section 4.12(b)
“Intellectual Property”	Section 4.12(a)
“Inventory”	Section 4.11(a)
“IT Assets”	Section 4.13(g)
“Joint Indemnification Cap”	Section 11.7(a)
“Leased Real Property”	Section 4.10(c)
“Majority Holders”	Section 2.7(c)
“Material Business Partner”	Section 4.15(a)

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Defined Term	Section
“Merger”	Recitals
“Merger Consideration”	Section 2.1
“Merger Sub”	Preamble
“Objection Notice”	Section 2.9(b)
“Option Payments”	Section 2.3
“Organizational Documents”	Section 4.2
“Outbound License”	Section 4.12(b)
“Outside Date”	Section 10.1(b)
“Paying Agent”	Section 2.5(a)
“Paying Agent”	Section 9.2(j)(i)
“Performance Objective”	Section 2.10(a)
“Period Target Amount”	Section 2.10(a)
“Pre-Closing Period”	Section 6.1
“Pre-Closing Straddle Period”	Section 8.1(d)
“Pre-Closing Taxes”	Section 8.1(a)
“Preferred Stock Per Share Merger Consideration”	Section 2.2(a)(ii)
“Principal Holders”	Preamble
“Principal Holder Ancillary Document”	Section 3.2(a)
“Privacy Statement”	Section 4.12(g)
“Real Property Lease”	Section 4.10(c)
“Representative”	Preamble
“Representative Fund”	Section 2.7(f)
“Representative Fund Remainder”	Section 2.7(f)
“Resolution Period”	Section 11.3(a)
“Sales Revenue”	Section 2.10(a)
“SLAs”	Section 4.13(i)
“SMH Guaranty”	Recitals
“Specified Contract A”	Section 4.24(a)
“Specified Contract B”	Section 4.24(b)
“Stock Certificate”	Section 2.5(b)
“Stockholder Consent”	Recitals
“Subsequent Transaction”	Section 2.10(f)
“Surviving Corporation”	Section 1.3
“Takeover Proposal”	Section 7.4
“Target Amount”	Section 2.10(a)
“Total Cap”	Section 11.5(a)
“Transmittal Letter”	Section 2.5(b)(i)
“Undisputed Indemnification Amount”	Section 11.6
“Warrant Certificate”	Section 2.5(b)(i)
“Warrant Payments”	Section 2.3(a)
“Warranty Obligations”	Section 4.18(a)

Agreement and Plan of Merger	Page 83

[Remainder of Page Intentionally Left Blank.]

Agreement and Plan of Merger	Page 84

The parties have caused this Agreement and Plan of Merger to be signed and sealed as of the date first written above.

BUYER: UNITED STATIONERS SUPPLY CO. (SEAL)

By:	/s/ Paul C. Phipps
Name: Paul C. Phipps Title: President and Chief Executive Officer

MERGER SUB: SW ACQUISITION CORP. (SEAL)

By:	/s/ Paul C. Phipps
Name: Paul C. Phipps Title: Director

[Signature Page to Agreement and Plan of Merger]

The parties have caused this Agreement and Plan of Merger to be signed and sealed as of the date first written above.

COMPANY: CPO COMMERCE, INC. (SEAL)

By:	/s/ Robert H. Tolleson, Jr.
Robert H. Tolleson, Jr. Chief Executive Officer

REPRESENTATIVE: CAPSTAR CAPITAL, LLC (SEAL)

By:	/s/ Robert S. Hicks, Jr.
Name: Robert S. Hicks, Jr. Title: Manager

Agreement and Plan of Merger	Exhibits

CAPSTAR CAPITAL, LLC

By:	/s/ Robert S. Hicks, Jr. (SEAL)
Name: Robert S. Hicks, Jr.
Title: Manager

By:	/s/ Robert H. Tolleson, Jr. (Seal)
Name: Robert H. Tolleson, Jr.
Address: 120 W. Belleview
Pasadena, CA 91105

SMH CPO COMMERCE, LLC

By:	/s/ Charles L. Davis (Seal)
Name: Charles L. Davis
Title: Manager
600 Travis
Suite 5900
Houston, TX 77002

ANDERSCHOF INVESTMENT, LLP

By:	/s/ Brian Anderson (Seal)
Name: Brian Anderson
Title:
Address:

CIRCADIAN GROUP LLC

By:	/s/ Michael B. Dowdle (Seal)
Name: Michael B. Dowdle
Title: Managing Partner
Address: 10 Wieuca Trace
Atlanta, GA 30342

By:	/s/ William P. Adams, Jr. (Seal)
Name: William P. Adams, Jr.
Address: 4323 Beechwood Ln.
Dallas, TX 75220

By:	/s/ John Long, Jr. (Seal)
Name: John Long, Jr.
Address: 115 Paseo Encinal
San Antonio, TX 78212

By:	/s/ Robert S. Hicks, Jr. (Seal)
Name: Robert S. Hicks, Jr.
Address: 1703 West Fifth St.
Suite 800
Austin, TX 78703

By:	/s/ Emmeline De Mouy Tolleson (Seal)
Name: Emmeline De Mouy Tolleson
Address: 120 W. Belleview Dr.
Pasadena, CA 91105

Agreement and Plan of Merger	Exhibits

By:	/s/ Henry Davenport Tolleson (Seal)
Name: Henry Davenport Tolleson
Address: 120 W. Belleview Dr.
Pasadena, CA 91105

By:	/s/ Ridley Herrin Tolleson (Seal)
Name: Ridley Herrin Tolleson
Address: 120 W. Belleview Dr.
Pasadena, CA 91105

By:	/s/ Brian Carroll (Seal)
Name: Brian Carroll
Address: 6372 Swallowbrook Ct.
Loveland, OH 45140

By:	/s/ Steven Chamberlain (Seal)
Name: Steven Chamberlain
Address: 4488 Club Drive
Atlanta, GA 30319

By:	/s/ Alfred Means, III (Seal)
Name: Alfred Means, III
Address: 1189 West Brookhaven Dr.
Atlanta, GA 30319

By:	/s/ Matthew Tolleson (Seal)
Name: Matthew Tolleson
Address: 241 Camden Road NE
Atlanta, GA 30309

By:	/s/ Lawton W. Hawkins (Seal)
Name: Lawton W. Hawkins
Address: 35 Park Lane NE
Atlanta, GA 30309

By:	/s/ Kevin Dowdle (Seal)
Name: Kevin Dowdle
Address: 1834 N. Sedgwick
Chicago, IL 60614

By:	/s/ Wyatt Thomas Johnson (Seal)
Name: Tom Johnson
Address: 3280 Ricman Road
Atlanta, GA 30327

Agreement and Plan of Merger	Exhibits

IVERSON MEANS, LLC

By:	/s/ Alfred I. Means, Jr. (Seal)
Name: Alfred I Means, Jr.
Title: Managing/Member
Address: 700 Park Regency Place
Apt 2402
Atlanta, GA 30326

By:	/s/ Rodney M. Cook, Jr. (Seal)
Name: Rodney M. Cook, Jr.
Address: 3855 Randall Mill Rd.
Atlanta, GA 30327

By:	/s/ Lynn Frank (Seal)
Name: Lynn Frank
Address:

By:	/s/ Edward McNabola (Seal)
Name: Edward McNabola
Address: 1517 W. Grace
Chicago, IL 60613

By:	/s/ Denis Dowdle (Seal)
Name: Denis Dowdle
Address: 1338 Commonwealth Avenue
Newton, MA 02465

By:	/s/ Alex Broeker (Seal)
Name: Alex Broeker
Address: 704 Meriden Lane
Austin TX 78703

By:	/s/ Shawn Dinwiddie (Seal)
Name: Shawn Dinwiddie
Address: 11524 Lafitte Ln
Austin, TX 78739

RYAN PATMAN MEANS CHILDREN TRUST

By:	/s/ Joshua C. Cobb (Seal)
Name: Joshua C. Cobb
Title: Trustee
Address: 5040 Roswell Road
Atlanta, GA 30342

By:	/s/ Gabrey Means (Seal)
Name: Gabrey Means as Custodian for Lilian Croft Means
Address: 1443 5th Avenue
San Francisco, CA 94122

Agreement and Plan of Merger	Exhibits